Exhibit (a)(1)(A)

CHAMBERS STREET PROPERTIES

Offer to Purchase for Cash

Up to $125,000,000 in Value of Shares

of

its Common Shares of Beneficial Interest

at a Purchase Price of Not Greater Than $10.60

Nor Less Than $10.10 Per Common Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JUNE 19, 2013, UNLESS THE OFFER IS EXTENDED OR WITHDRAWN (SUCH TIME AND DATE, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”).

Chambers Street Properties, a Maryland real estate investment trust (a “REIT”) (the “Company,” “Chambers Street,” “we” or “us”), is offering to purchase for cash up to $125,000,000 in value of its Common Shares of Beneficial Interest, par value $0.01 per share (the “Common Shares”), at a price specified by the tendering shareholders of not greater than $10.60 nor less than $10.10 per Common Share, net to the seller in cash, less any applicable withholding taxes and without interest, on the terms and subject to the conditions described in this Offer to Purchase and the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, constitute the “Offer”).

The Offer will expire at 5:00 P.M., New York City Time, on June 19, 2013, unless the Offer is extended or withdrawn. To tender your Common Shares you must follow the procedures, including choosing the price or prices at which you wish to tender your Common Shares, described in the Offer to Purchase, the Letter of Transmittal and the other documents related to the Offer.

Immediately after the listing of the Common Shares on the New York Stock Exchange (the “NYSE”) on May 21, 2013, there were 248,949,451 Common Shares issued and outstanding.

Promptly after the Expiration Date, assuming the conditions to the Offer have been satisfied or waived, we will determine a single price per Common Share (the “Purchase Price”), which will be not more than $10.60 and not less than $10.10 per Common Share, that we will pay, subject to proration, for Common Shares properly tendered in the Offer and not properly withdrawn, and accepted for payment, taking into account the number of Common Shares tendered pursuant to the Offer and the prices specified by the tendering shareholders. The Purchase Price will be the lowest price per Common Share (in increments of $0.10) of not more than $10.60 and not less than $10.10 per Common Share, at which Common Shares have been properly tendered or have been deemed to be tendered in the Offer, that will enable us to purchase the maximum number of Common Shares properly tendered in the Offer and not properly withdrawn having an aggregate purchase price not exceeding $125,000,000 (or such lesser number if less than $125,000,000 in value of Common Shares are properly tendered in the Offer after giving effect to any Common Shares properly withdrawn).

All Common Shares purchased in the Offer will be purchased at the same Purchase Price regardless of whether the shareholder tendered at a lower price. However, because of the “odd lot” priority and proration provisions described in this Offer to Purchase, all of the Common Shares tendered at or below the Purchase Price may not be purchased if Common Shares having an aggregate value in excess of $125,000,000 are properly tendered and not properly withdrawn.

Only Common Shares properly tendered at prices at or below the Purchase Price, and not properly withdrawn, will be eligible to be purchased. Common Shares tendered but not purchased pursuant to the Offer will be returned promptly following the Expiration Date. See Sections 3 and 4.

We will not accept Common Shares subject to conditional tenders, such as acceptance of all or none of the Common Shares tendered by any tendering shareholder. No fractional Common Shares will be purchased in the Offer. If any tendered Common Shares are not purchased for any reason, the Letter of Transmittal with respect to such Common Shares not purchased will be of no force or effect and Common Shares tendered through the Depository Trust Company’s (”DTC”) ATOP System (pursuant to Section 3) will be credited to the account maintained with DTC by the participant who delivered the Common Shares at our expense.

We reserve the right, in our sole discretion, to change the Purchase Price range and to increase or decrease the value of Common Shares sought in the Offer, subject to applicable law. In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we may increase the number of Common Shares accepted for payment in the Offer by up to 2% of the outstanding Common Shares without amending or extending the Offer. See Sections 1, 3 and 4.

At the maximum price of $10.60 per Common Share, we could purchase approximately 11,792,453 Common Shares if the Offer is fully subscribed, which would represent approximately 4.7% of the issued and outstanding Common Shares as of immediately after the listing of the Common Shares on the NYSE on May 21, 2013. At the minimum price of $10.10 per Common Share, we could purchase approximately 12,376,238 Common Shares if the Offer is fully subscribed, which would represent approximately 5.0% of the issued and outstanding Common Shares as of immediately after the listing of the Common Shares on the NYSE on May 21, 2013. See Section 1.

Subject to the applicable rules and regulations of the SEC, we expressly reserve the right, in our sole discretion, at any time and from time to time, (a) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Common Shares, subject to the restriction below, (b) to increase or decrease the value of Common Shares sought in the Offer, (c) to amend the Offer in any respect prior to the Expiration Date, and (d) if any condition specified in Section 6 is not satisfied or waived prior to the Expiration Date, to terminate the Offer and not accept any Common Shares for payment. Notice of any such extension, amendment or termination will be distributed promptly to shareholders in a manner reasonably designed to inform them of such change in compliance with Rule 13e-4(e)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In the case of an extension of the Offer, such extension will be followed by a press release or other public announcement which will be issued no later than 9:00 a.m., New York City time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act. See Sections 1, 3 and 4.

The Offer is not conditioned upon the receipt of financing or any minimum number of Common Shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 6.

On May 21, 2013, the Common Shares were listed on the NYSE and began trading under the symbol “CSG.” Because May 21, 2013 was the first day on which the Common Shares were traded on the NYSE, we cannot provide a market price for the Common Shares. Tendering shareholders whose Common Shares are accepted for payment will lose the opportunity to trade such Common Shares and the chance to participate in any future market upside and future growth of the Company. The trading price of our Common Shares on the NYSE may be higher or lower than the Purchase Price. Shareholders are urged to obtain current market quotations for the Common Shares before deciding whether and at what price or prices to tender their Common Shares. See Section 7.

We will use borrowings under our existing unsecured revolving credit facility to fund any purchase of Common Shares in the Offer and to pay all related fees and expenses. See Section 8.

ALTHOUGH OUR BOARD OF TRUSTEES HAS AUTHORIZED THE OFFER, NONE OF THE COMPANY, ANY MEMBER OF OUR BOARD OF TRUSTEES, THE DEALER MANAGERS, THE PAYING AGENT, THE DEPOSITARY, THE INFORMATION AGENT (EACH AS DEFINED HEREIN) OR ANY OF THEIR RESPECTIVE AFFILIATES HAS MADE, OR IS MAKING, ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR COMMON SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR COMMON SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR COMMON SHARES, HOW MANY COMMON SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN OR INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISION WITH YOUR TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER.

IF YOUR TENDERED COMMON SHARES ARE ACCEPTED AND YOU ARE A U.S. HOLDER (AS DEFINED IN SECTION 13), THE RECEIPT OF CASH FOR YOUR TENDERED COMMON SHARES WILL BE A TAXABLE TRANSACTION FOR U.S. FEDERAL INCOME TAX PURPOSES AND GENERALLY WILL BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES EITHER AS A (A) SALE OR EXCHANGE ELIGIBLE FOR CAPITAL GAIN OR LOSS TREATMENT, OR (B) DISTRIBUTION TAXABLE AS ORDINARY INCOME TO THE EXTENT IT IS OUT OF OUR

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CURRENT OR ACCUMULATED EARNINGS AND PROFITS (AND NOT DESIGNATED BY US AS A CAPITAL GAIN DIVIDEND OR QUALIFIED DIVIDEND INCOME). IF YOU ARE A NON-U.S. HOLDER (AS DEFINED IN SECTION 13), WE WILL WITHHOLD ON THE PAYMENT OF CASH FOR YOUR TENDERED COMMON SHARES. SEE SECTION 13. WE URGE YOU TO CONSULT YOUR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER TO PURCHASE.

NONE OF THE SEC, ANY STATE SECURITIES COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION, PASSED UPON THE MERITS OR FAIRNESS OF THIS TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE AND ANY RELATED DOCUMENTS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Questions and requests for assistance by institutional shareholders may be directed to Wells Fargo Securities, LLC and Citigroup Global Markets Inc., the dealer managers for the Offer (the “Dealer Managers”), and questions and requests for assistance by retail shareholders may be directed to Georgeson Inc., the information agent for the Offer (the “Information Agent”), in each case at the telephone numbers and addresses set forth on the back cover page of this Offer to Purchase. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

You may request additional copies of this Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at the telephone numbers and address on the back cover page of this Offer to Purchase. The Information Agent will promptly furnish to shareholders additional copies of these materials at the Company’s expense.

The Dealer Managers for the Offer are:

Wells Fargo Securities, LLC

375 Park Avenue

New York, New York 10152

Call: (212) 214-6400

Call Toll Free: (877) 450-7515

and

Citigroup

Citigroup Global Markets Inc.

Special Equity Transactions Group

390 Greenwich Street, 1st Floor

New York, New York 10013

Telephone: (877) 531-8365

Offer to Purchase dated May 21, 2013

IMPORTANT

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR COMMON SHARES IN THE OFFER OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR COMMON SHARES IN THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL OR IN THE OTHER DOCUMENTS TO WHICH WE HAVE REFERRED YOU. OUR DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION IN THIS OFFER TO PURCHASE IS CORRECT AS OF ANY TIME OTHER THAN THE DATE OF THIS OFFER TO PURCHASE OR THAT THERE HAVE BEEN NO CHANGES IN THE INFORMATION IN OR INCORPORATED BY REFERENCE HEREIN OR IN THE AFFAIRS OF CHAMBERS STREET OR ANY OF ITS SUBSIDIARIES SINCE THE DATE HEREOF. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION IN THIS OFFER TO PURCHASE OR THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY

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RECOMMENDATION OR GIVES ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US, ANY MEMBER OF OUR BOARD OF TRUSTEES, THE DEALER MANAGERS, THE PAYING AGENT, THE DEPOSITARY, THE INFORMATION AGENT OR ANY OF OUR OR THEIR RESPECTIVE AFFILIATES.

THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

If you want to tender all or any portion of your Common Shares, you must do one of the following prior to 5:00 p.m. New York City time on June 19, 2013, or any later time and date to which the Offer may be extended:

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Holders whose Common Shares are Held by Brokers: if your Common Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Common Shares for you according to the procedures described in Section 3 of this Offer to Purchase;

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Registered Holders: if you hold Common Shares in book-entry form as a registered holder in your own name, complete and sign a Letter of Transmittal (or a manually signed photocopy of the Letter of Transmittal) according to its instructions and deliver it (by regular mail, overnight courier or hand delivery), together with any required signature guarantees and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A., the depositary for the Offer (the “Depositary”) at the address shown on the Letter of Transmittal; or

¡	DTC Participants: if you are an institution participating in DTC, tender your Common Shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase.

If a nominee holds your Common Shares, it is likely that they will have an earlier deadline for you to act to instruct them to accept the Offer on your behalf. We urge you to contact the nominee that holds your Common Shares to find out its deadline.

We recommend that you consult your broker and your financial advisor to determine the status of your account and the best way to tender your Common Shares. If you have any questions related to the status of the Common Shares in your registered account, or need to confirm the number of Common Shares held in your registered account, please call the Company’s transfer agent, DST Systems, Inc., at (855) 450-0288 or contact your financial advisor. If you have any questions related to how that status impacts how you may tender your Common Shares, please contact the Information Agent, Georgeson Inc., at (888) 658-3624 (Toll Free).

Notwithstanding anything contained in this Offer to Purchase, the Letter of Transmittal or any other ancillary documents relating to the Offer, brokers, dealers, commercial banks, trust companies and other nominees and DTC participants are not required to, and should not, submit the written Letter of Transmittal to the Depositary or DTC in connection with any tender submitted through DTC’s Automated Tender Offer Program (“ATOP”) system. DTC participants should submit any documentation required for processing through the ATOP system. Similarly, notwithstanding anything contained in this Offer to Purchase, the Letter of Transmittal or any other ancillary documents relating to the Offer, brokers, dealers, commercial banks, trust companies and other nominees and DTC participants are not required to, and should not, submit a written notice of withdrawal in connection with the withdrawal of any tender submitted through DTC’s ATOP system. DTC participants should submit any documentation required for processing through the ATOP system. All tenders and withdrawals through DTC’s ATOP system must be completed in accordance with the terms and conditions of the ATOP system.

If you want to tender your Common Shares but you cannot comply with the procedure for book-entry transfer by the Expiration Date or your other required documents cannot be delivered to the Depositary prior to the Expiration Date, you may still tender your Common Shares if you comply with the guaranteed delivery procedure described in Section 3 of this Offer to Purchase.

Shareholders properly tendering Common Shares at $10.10 per Common Share (the minimum purchase price pursuant to the Offer) can reasonably expect to have at least a portion of such Common Shares purchased at the Purchase Price if any Common Shares are purchased pursuant to the Offer (subject to the provisions relating to “odd lot” priority and proration).

We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Common Shares, we will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Common Shares in that state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by the Dealer Managers or by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

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SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. This summary term sheet highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. To understand the Offer fully and for a more complete description of the terms and conditions of the Offer, you should read carefully this entire Offer to Purchase, the Letter of Transmittal and the other documents that constitute part of the Offer. We have included in this summary term sheet references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary term sheet.

Who is offering to purchase my Common Shares?

Chambers Street Properties, which we refer to as the “Company,” “Chambers Street,” “we” or “us.”

What will be the purchase price for the Common Shares and what will be the form of payment?

We are conducting this offer by means of a procedure commonly called a modified “Dutch auction.” We are offering to purchase for cash up to $125,000,000 in value of our Common Shares of Beneficial Interest, par value $0.01 per share (the “Common Shares”), pursuant to tenders at a price specified by the tendering shareholders of not greater than $10.60 nor less than $10.10 per Common Share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”). Promptly after 5:00 p.m., New York City time, on June 19, 2013, unless the Offer is extended or withdrawn (such time and date, as they may be extended, the “Expiration Date”), we will, upon the terms and subject to the conditions of the Offer, determine a single price per Common Share (the “Purchase Price”), which will be not more than $10.60 and not less than $10.10 per Common Share, that we will pay, subject to proration, for Common Shares properly tendered in the Offer and not properly withdrawn, and accepted for payment, taking into account the number of Common Shares tendered pursuant to the Offer and the prices specified by the tendering shareholders.

The Purchase Price will be the lowest price per Common Share (in increments of $0.10) of not more than $10.60 and not less than $10.10 at which Common Shares have been properly tendered or have been deemed to be tendered in the Offer, that will enable us to purchase the maximum number of Common Shares properly tendered and not properly withdrawn, having an aggregate purchase price not exceeding $125,000,000 (or such lesser number if less than $125,000,000 in value of Common Shares are properly tendered in the Offer after giving effect to any Common Shares properly withdrawn). We will publicly announce the Purchase Price promptly after we have determined it and, upon the terms and subject to the conditions of the Offer (including the proration and odd lot provisions), promptly following expiration of the Offer we will pay the Purchase Price in cash, less any applicable withholding taxes and without interest, to all shareholders who have properly tendered (and have not properly withdrawn) their Common Shares at prices equal to or less than the Purchase Price. See Section 1. We will not purchase any Common Shares tendered at a price above the Purchase Price.

We will not accept Common Shares subject to conditional tenders, such as acceptance of all or none of the Common Shares tendered by any tendering shareholder. No fractional Common Shares will be purchased in the Offer.

How many Common Shares is Chambers Street offering to purchase?

We are offering to purchase, at the Purchase Price, Common Shares properly tendered in the Offer and not properly withdrawn up to a maximum aggregate purchase price of $125,000,000. Since the Purchase Price will only be determined after the Expiration Date, the number of Common Shares that will be purchased will not be known until after that time. Assuming the Offer is fully subscribed at the minimum Purchase Price of $10.10 per Common Share, the number of Common Shares that will be purchased pursuant to the Offer is 12,376,238, which would represent approximately 5.0% of the issued and outstanding Common Shares as of immediately after the listing of the Common Shares on the New York Stock Exchange (“NYSE”) on May 21, 2013. Assuming the Offer is fully subscribed at the maximum Purchase Price of $10.60 per Common Share, the minimum number of Common Shares that will be purchased pursuant to the Offer is 11,792,453, which would represent approximately 4.7% of the issued and outstanding Common Shares as of immediately after the listing of the Common Shares on the NYSE on May 21, 2013.

We expressly reserve the right to purchase additional Common Shares in the Offer, subject to applicable law. In accordance with the rules of the SEC, we may increase the number of Common Shares accepted for payment in the Offer by up to 2% of the outstanding Common Shares without amending or extending the Offer. See Section 1.

The Offer is not conditioned upon the receipt of financing or any minimum number of Common Shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 6.

How was the price range under the Offer determined?

We determined the price range under the Offer based on consultations among our management, our advisors and our Board of Trustees. Based on such consultations, we arrived at the price range of $10.10 to $10.60 per Common Share, which we believe is representative of the per share value of the Common Shares and is a range within which our shareholders might sell their Common Shares to us. The actual value and trading price of our Common Shares following the listing of our Common Shares on the NYSE may be lower or higher than the range at which we are offering to purchase Common Shares.

Shareholders are urged to obtain current market quotations for the Common Shares before deciding whether and at what price or prices to tender their Common Shares. See Section 7.

How will Chambers Street pay for the Common Shares?

We will pay for your properly tendered and not properly withdrawn Common Shares by depositing the Purchase Price in cash, less any applicable withholding taxes and without interest, with Computershare Trust Company, N.A., the paying agent for the Offer (the “Paying Agent”), which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Common Shares will be made only after timely (a) receipt by Computershare Trust Company, N.A., the depositary for the Offer (the “Depositary”), of a properly completed and duly executed Letter of Transmittal, and any required signature guarantees and other documents required by the Letter of Transmittal, or (b) if you are tendering Common Shares through the ATOP procedures of The Depository Trust Company (“DTC”), confirmation of book-entry transfer of the Common Shares into the Paying Agent’s account at DTC. See Sections 3 and 5.

We reserve the right, in our sole discretion, to change the Purchase Price range and to increase or decrease the value of Common Shares sought in the Offer, subject to applicable law. See Sections 1, 3 and 4.

We will fund any purchase of Common Shares pursuant to the Offer, including related fees and expenses, from borrowings under our existing unsecured revolving credit facility. The Offer is not conditioned upon the receipt of financing. See Section 8.

How long do I have to tender my Common Shares?

You may tender your Common Shares until the Offer expires on the Expiration Date. If a broker, dealer, commercial bank, trust company or other nominee holds your Common Shares, it is likely that they will have an earlier deadline for you to act to instruct them to accept the Offer on your behalf. We urge you to immediately contact your broker, dealer, commercial bank, trust company or other nominee to find out their deadline. See Sections 1 and 3.

Can the Offer be extended, amended or terminated and, if so, under what circumstances?

We can extend the Offer, in our sole discretion, at any time, subject to applicable laws. We may, however, decide not to extend the Offer. If we were to extend the Offer, we cannot indicate, at this time, the length of any extension that we may provide. If we extend the Offer, we will delay the acceptance of any Common Shares that have been tendered. We can also amend or terminate the Offer under certain circumstances. See Sections 6 and 14.

How will I be notified if the Offer is extended, amended or terminated?

If the Offer is extended, we will issue a press release announcing the extension and the new expiration date no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date. We will announce any other amendment to or termination of the Offer by promptly issuing a press release announcing the amendment or termination. See Section 14.

What is the purpose of the Offer?

In considering the Offer, the Board of Trustees reviewed, with the assistance of management and outside advisors, the Company’s results of operations, financial position and capital requirements, general business conditions, legal, tax, regulatory, rating agency and contractual constraints or restrictions and other factors the Board of Trustees deemed relevant. Following such review, the Board of Trustees determined that the Offer is a prudent use of the Company’s financial resources given its business profile and assets.

The Company believes that the modified “Dutch auction” tender offer set forth in the Offer to Purchase represents an efficient way to return capital to shareholders who wish to receive cash for all or a portion of their Common Shares. The Offer provides shareholders with an opportunity to obtain liquidity with respect to all or a portion of their Common Shares. The Offer also provides shareholders with an efficient way to sell their Common Shares without incurring most broker’s fees or commissions associated with open market sales. In addition, shareholders who wish to achieve a greater percentage of equity ownership in the Company will be able to do so by not tendering their Common Shares in the Offer. If the Company completes the Offer, shareholders who retain all or a portion of their Common Shares will have a greater percentage ownership in Chambers Street and its future earnings and assets, while also bearing the attendant risks associated with owning Common Shares. See Section 2.

How will the listing of the Common Shares on the NYSE affect the Common Shares?

Since the Common Shares are now listed on the NYSE, shareholders who choose not to tender their Common Shares will be able to freely liquidate their investments in the Company; however, their Common Shares will be subject to market volatilities. Tendering shareholders whose Common Shares are accepted for payment will lose the opportunity to trade such Common Shares and the chance to participate in any future market upside and future growth of the Company. The Offer will reduce our “public float” (the number of Common Shares owned by non-affiliated shareholders and available for trading in the securities markets), and is likely to reduce the number of our shareholders. See Sections 2 and 7.

What are the conditions to the Offer?

Our obligation to accept for payment and pay for Common Shares tendered in the Offer depends upon a number of conditions that must be satisfied or waived (to the extent permitted by law) on or prior to the Expiration Date, including that:

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no action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency, other tribunal or arbitrator or arbitration panel shall have been instituted or shall be pending, nor shall we have received notice of any such action, that directly or indirectly (1) challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the Common Shares pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain damages in respect of the Offer, (2) seeks to make the purchase of, or payment for, some or all of the Common Shares pursuant to the Offer illegal or may result in a delay in our ability to accept for payment or pay for some or all of the Common Shares, (3) otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, results of operations or prospects of us or any of our subsidiaries or affiliates, or (4) that otherwise, in our reasonable judgment, could reasonably be expected to adversely affect us or any of our subsidiaries or affiliates or the value of our Common Shares;

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our acceptance for payment, purchase or payment for any Common Shares tendered in the Offer shall not violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree or order;

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no action shall have been taken nor any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, other tribunal, government or governmental agency or other regulatory or administrative authority or body, domestic or foreign, which (1) indicates that any approval, waiver or other action of any such court, other tribunal, agency, authority or body may be required in connection with the Offer or the purchase of Common Shares thereunder and which has not been obtained or taken, as applicable, (2) is reasonably likely to make the purchase of, or payment for, some or all of the Common Shares pursuant to the Offer illegal or to prohibit, restrict or delay consummation of the Offer, (3) materially impairs, in our reasonable judgment, the contemplated benefits to us of the Offer, (4) seeks to impose limitations on our or our affiliates’ ability to acquire or hold or to exercise full rights of ownership, including, but not limited to, the right to vote their Common Shares on all matters validly presented to our shareholders, or (5) otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations or prospects of us or any of our subsidiaries or affiliates;

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no general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market, declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency, authority or body on, or any event that is likely, in our reasonable judgment, to materially adversely affect, the extension of credit by banks or other lending institutions in the United States (or if existing at the time of commencement of the Offer, a material worsening thereof) shall have occurred;

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no commencement or escalation, on or after May 21, 2013, of war, armed hostilities or other international or material national calamity, including, but not limited to, an act of terrorism directly or indirectly involving the United States or any other jurisdiction in which Chambers Street or any of our subsidiaries maintains an office or conducts business (or if existing at the time of commencement of the Offer, a material worsening thereof) shall have occurred;

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no change, condition, event or development or any condition, event or development including a prospective change, in general political, market, economic, financial or industry conditions in the United States or internationally that, in our reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on the business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations or prospects of Chambers Street and our subsidiaries, taken as a whole, on the value of or trading in the Common Shares, on our ability to consummate the Offer or on the benefits of the Offer to us (or if existing at the time of commencement of the Offer, a material worsening thereof), shall have occurred;

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no change, condition, event or development (including any act of nature or man-made disaster) or any condition, event or development involving a prospective change, in the business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations or prospects of Chambers Street or any of our subsidiaries that, in our reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on Chambers Street and our subsidiaries, taken as a whole, on the value of or trading in the Common Shares, on our ability to consummate the Offer or on the benefits of the Offer to us (or if existing at the time of commencement of the Offer, a material worsening thereof), shall have occurred;

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no decrease or increase of more than 10% in the market price for the Common Shares or in the Dow Jones Industrial Average, New York Stock Exchange Index, NASDAQ Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on May 21, 2013, shall have occurred;

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no tender or exchange offer for any or all of the outstanding Common Shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving Chambers Street or any of our subsidiaries, shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed after May 21, 2013, nor shall we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, acquisition, business combination or other similar transaction;

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we shall not have become aware that any entity, “group” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or person (1) has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding Common Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right (options for and other rights to acquire Common Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than by virtue of consummation of the Offer or anyone who publicly disclosed such ownership in a filing with the Securities and Exchange Commission (the “SEC”) on or before May 21, 2013), (2) who has filed a Schedule 13D or Schedule 13G with the SEC on or before May 21, 2013, has acquired or proposes to acquire, whether through the acquisition of Common Shares, the formation of a group, the grant of any option or right (options for and other rights to acquire Common Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than by virtue of consummation of the Offer), beneficial ownership of an additional 1% or more of the outstanding Common Shares or (3) shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our subsidiaries or any of our or any of our subsidiaries’ assets or securities;

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no approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental or regulatory authority, agency or body or any third party consent or notice, required to be obtained or made in connection with the Offer shall not have been obtained or made on terms and conditions satisfactory to us in our reasonable judgment;

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we shall not have determined that the consummation of the Offer and the purchase of the Common Shares pursuant to the Offer is likely, in our reasonable judgment, to cause the Common Shares to be (1) held of record by less than 300 persons, (2) delisted from the NYSE, or (3) eligible for deregistration under the Exchange Act; or

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we do not determine, in our reasonable judgment, that the consummation of the Offer or the purchase of Common Shares from any shareholder could jeopardize our qualification and taxation as a REIT for U.S. federal income tax purposes.

The Offer is subject to these conditions, all of which are described in greater detail in Section 6. Each of these conditions is for our sole benefit and may be asserted or waived by us, in whole or in part, at any time and from time to time in our discretion prior to the Expiration Date. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. The Offer is not conditioned upon any minimum number of shares being tendered.

How do I tender my Common Shares?

If you want to tender all or any portion of your Common Shares, you must do one of the following prior to the Expiration Date:

¡

Holders whose Common Shares are Held by Brokers: if your Common Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Common Shares for you;

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Registered Holders: if you hold Common Shares in book-entry form as a registered holder in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees and any other documents required by the Letter of Transmittal, to the Depositary at the address shown on the Letter of Transmittal; or

¡	DTC Participants: if you are an institution participating in DTC, tender your Common Shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase.

If a nominee holds your Common Shares, it is likely that they will have an earlier deadline for you to act to instruct them to accept the Offer on your behalf. We urge you to contact the nominee that holds your Common Shares to find out their deadline.

We recommend that you consult your broker and your financial advisor to determine the status of your account and the best way to tender your Common Shares. If you have any questions related to the status of the Common Shares in your registered account, or need to confirm the number of Common Shares held in your registered account, please call the Company’s transfer agent, DST Systems, Inc., at (855) 450-0288 or contact your financial advisor. If you have any questions related to how that status impacts how you may tender your Common Shares, please contact the Information Agent, Georgeson Inc., at (888) 658-3624 (Toll Free).

Brokers, dealers, commercial banks, trust companies and other nominees and DTC participants are not required to, and should not, submit the written Letter of Transmittal to the Depositary or DTC in connection with any tender submitted through DTC’s Automated Tender Offer Program (“ATOP”) system. DTC participants should submit any documentation required for processing through the ATOP system.

If you want to tender your Common Shares but you cannot comply with the procedure for book-entry transfer by the Expiration Date or your other required documents cannot be delivered to the Depositary prior to the Expiration Date, you may still tender your Common Shares if you comply with the guaranteed delivery procedure described in Section 3.

You may contact the Information Agent, the Dealer Managers or your broker for assistance. The contact information for the Dealer Managers and the Information Agent is on the back cover page of this Offer to Purchase. See Section 3 and the instructions to the Letter of Transmittal.

The method of delivery of all documents, including the Letter of Transmittal and any other required documents, including delivery through DTC, is at the sole election and risk of the tendering shareholder. Common Shares will be deemed delivered only when actually received by the Depositary (including by book-entry confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

YOU MUST DELIVER THE LETTER OF TRANSMITTAL AND OTHER REQUIRED DOCUMENTS TO THE DEPOSITARY. ANY DOCUMENTS DELIVERED TO US, THE DEALER MANAGERS, THE INFORMATION AGENT, DTC OR ANY OTHER PERSON WILL NOT BE FORWARDED TO THE DEPOSITARY AND WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

Has the Board of Trustees or Chambers Street adopted a position on the Offer?

Our Board of Trustees has authorized the Offer. However, none of the Company, any member of our Board of Trustees, the Dealer Managers, the Information Agent, the Depositary, the Paying Agent or any of their respective affiliates has made, or is making, any recommendation to you as to whether you should tender or refrain from tendering your Common Shares or as to the price or prices at which you may choose to tender your Common Shares. You must make your own decision as to whether to tender your Common Shares, how many Common Shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in or incorporated by reference in this Offer to Purchase and the related Letter of Transmittal, including the purposes and effects of the Offer. You are urged to discuss your decision with your tax advisor, financial advisor and/or broker. See Section 2.

Do Chambers Street’s trustees or executive officers intend to tender their Common Shares in the Offer?

None of our trustees or executive officers intend to tender any of their Common Shares in the Offer.

How do holders of restricted shares participate in the Offer?

Holders of restricted shares may not tender such restricted Common Shares in the Offer unless and until such Common Shares have vested. See Section 3.

What happens if the number of Common Shares tendered in the Offer would result in an aggregate purchase price of more than $125,000,000?

If the number of Common Shares properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date would result in an aggregate purchase price of more than $125,000,000, we will purchase Common Shares:

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First, from all holders of “odd lots” of less than 100 Common Shares who properly tender all of their Common Shares at or below the Purchase Price and do not properly withdraw them prior to the Expiration Date; and

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Second, from all other shareholders who properly tender Common Shares at or below the Purchase Price, on a pro rata basis, with appropriate adjustments to avoid the purchase of fractional Common Shares, until we have purchased Common Shares resulting in an aggregate purchase price of $125,000,000. See Sections 1, 3 and 4.

Because of the “odd lot” priority and proration provisions described above, it is possible that we will not purchase all of the Common Shares that you tender even if you tender them at or below the final Purchase Price.

If I own fewer than 100 Common Shares and I tender all of my Common Shares, will I be subject to proration?

If you own, beneficially or of record, fewer than 100 Common Shares in the aggregate, you properly tender all of these Common Shares at or below the Purchase Price prior to the Expiration Date and you complete the section entitled “Odd Lots” in the Letter of Transmittal, and if applicable, in the Notice of Guaranteed Delivery, and all conditions to the Offer are satisfied or waived, we will purchase all of your Common Shares without subjecting them to proration. See Section 1.

Once I have tendered Common Shares in the Offer, can I withdraw my tender?

Yes. You may withdraw your tendered Common Shares at any time prior to the Expiration Date, or such later time and date to which we may extend the Offer. In addition, unless we have already accepted your tendered Common Shares for payment, you may withdraw your tendered Common Shares at any time at or after 12:01 a.m., New York City time, on July 18, 2013. See Section 4.

How do I withdraw Common Shares previously tendered?

To properly withdraw Common Shares registered in your name (i.e., if you are an individual who is the record and beneficial owner of the Common Shares), you must deliver (by regular mail, overnight courier, hand delivery or a manually signed facsimile transmission), prior to the Expiration Date, a properly completed and duly executed notice of withdrawal as discussed in more detail in Section 4. Some additional requirements apply if your Common Shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you have tendered your Common Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct that person to arrange for the timely withdrawal of your Common Shares. See Section 4.

What will happen if I do not tender my Common Shares?

Shareholders who do not participate in the Offer will retain their Common Shares and, if the Company completes the Offer, their relative ownership interest in the Company will automatically increase. See Section 2.

When and how will Chambers Street pay for my tendered Common Shares that are accepted for payment pursuant to the Offer?

We will announce the preliminary results of the Offer, including the Purchase Price and preliminary information about any expected proration and pay the Purchase Price in cash, less any applicable withholding taxes and without interest, for the Common Shares we accepted for payment promptly after the Expiration Date. In the event of proration, the Paying Agent will determine the proration factor and pay for those tendered Common Shares accepted for payment promptly after the Expiration Date. We will pay for the Common Shares accepted for payment by depositing the aggregate purchase price in cash with the Paying Agent promptly after the Expiration Date. The Paying Agent will act as your agent and will transmit to you the payment for all of your Common Shares accepted for payment pursuant to the Offer. See Section 5.

What will happen to my fractional Common Shares in connection with the Offer?

No fractional Common Shares will be purchased in the Offer. The Company anticipates that a number of shareholders will continue to hold fractional Common Shares after the completion of the Offer.

What is the market price for the Common Shares?

On May 21, 2013, the Common Shares were listed on the NYSE and began trading under the symbol “CSG.” Because May 21, 2013 was the first day on which the Common Shares were traded on the NYSE, we cannot provide a market price for the Common Shares. Tendering shareholders whose Common Shares are accepted for payment will lose the opportunity to trade such Common Shares and the chance to participate in any future market upside and future growth of the Company. The trading price of our Common Shares on the NYSE may be higher or lower than the Purchase Price. Shareholders are urged to obtain current market quotations for the Common Shares before deciding whether and at what price or prices to tender their Common Shares. See Section 7.

We can give no assurance as to the price at which shareholders may be able to sell Common Shares in the future. On the other hand, Common Shares tendered and accepted for payment and paid for will no longer entitle the former owners to participate in the performance of the Company as evidenced by any Common Share price appreciation (or depreciation) and any payment of dividends and distributions on the Common Shares.

Will I have to pay brokerage fees and commissions if I tender my Common Shares?

If you are a holder of record of your Common Shares and you tender your Common Shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your Common Shares through a broker, dealer, commercial bank, trust company or other nominee and that person tenders Common Shares on your behalf, that person may charge you a fee for doing so. We urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any such charges will apply. See Section 3.

What is the accounting treatment of the Offer?

The purchase of Common Shares pursuant to the Offer will result in a reduction of our shareholders’ equity in an amount equal to the aggregate purchase price of the Common Shares we purchase and a corresponding reduction in total cash and investments. See Section 3.

Are there any governmental or regulatory approvals, consents or filings to be made or obtained in connection with the Offer?

We are not aware of any approval or other action by any governmental, administrative or regulatory authority, agency or body, domestic, foreign or supranational, that would be required for our acquisition or ownership of Common Shares as contemplated by the Offer. Should any such approval or other action or notice filings be required, we presently contemplate that we will seek that approval or other action and make or cause to be made such notice filings. We cannot predict whether we will be required to delay the acceptance for payment of or payment for Common Shares tendered in the Offer pending the outcome of any such approval or other action. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations pursuant to the Offer to accept for payment and pay for Common Shares are subject to the satisfaction of certain conditions. See Sections 6 and 12.

What are the material U.S. federal income tax consequences if I tender my Common Shares?

Generally, if you are a U.S. Holder (as defined in Section 13), the receipt of cash from us in exchange for the Common Shares you tender in the Offer will be a taxable event for U.S. federal income tax purposes. The receipt of cash for your tendered Common Shares will generally be treated for U.S. federal income tax purposes either as (1) proceeds from a sale or exchange generally eligible for capital gain or loss treatment or (2) a distribution in respect of stock from the Company. If you are a U.S. Holder, you should complete the IRS Form W-9 included as part of the Letter of Transmittal. Any tendering shareholder or other payee who is a U.S. Holder and who fails to timely complete, sign and return to the Depositary the IRS Form W-9 included in the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to U.S. backup withholding tax. See Section 3. Non-U.S. Holders (as defined in Section 13) are urged to consult their tax advisors regarding the applicability of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure, upon the cash received in exchange for Common Shares. All shareholders should review the discussion in Sections 3 and 13 regarding material U.S. federal income tax consequences and consult their tax advisor regarding the tax consequences of the Offer.

Will I have to pay a stock transfer tax if I tender my Common Shares?

If you instruct the Depositary in the Letter of Transmittal to make the payment for the tendered Common Shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

Following the Offer, will the Company continue as a public company?

Yes. The Offer is conditioned upon, among other things, our having determined in our reasonable judgment that the consummation of the Offer will not cause the Common Shares to be delisted from the NYSE or to be eligible for deregistration under the Exchange Act. See Sections 2, 6 and 11.

Whom do I contact if I have questions about the Offer?

Questions and requests for assistance by institutional shareholders may be directed to the Dealer Managers and questions and requests for assistance by retail shareholders may be directed to the Information Agent, in each case at the telephone numbers and addresses set forth on the back cover page of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at the telephone numbers and address on the back cover page of this Offer to Purchase. The Information Agent will promptly furnish to shareholders additional copies of these materials at the Company’s expense. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

FORWARD-LOOKING STATEMENTS

Cautionary Note Regarding Forward-Looking Statements

This Offer to Purchase and the documents incorporated by reference herein may include forward-looking statements that reflect our current views with respect to future events and financial performance. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “would,” “could,” “should,” “seeks,” “approximately,” “intends,” “plans,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases.

You can also identify forward-looking statements by discussions of strategy, plans or intentions. Statements regarding the following subjects may be impacted by a number of risks and uncertainties:

¡	our business strategy;

¡	our ability to obtain future financing arrangements;

¡	estimates relating to our future distributions;

¡	our understanding of our competition;

¡	market trends;

¡	projected capital expenditures;

¡	the impact of technology on our products, operations and business; and

¡	the use of the proceeds of any offerings of securities.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our common shares, along with the following factors that could cause actual results to vary from our forward-looking statements:

¡	our ability to complete the Offer;

¡	the price at which the Common Shares trade on the NYSE, which may be higher or lower than the final Purchase Price;

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the price and time at which we may make additional repurchases of Common Shares following completion of the Offer, the number of Common Shares acquired in such repurchases and the terms, timing, costs and interest rate on any indebtedness incurred to fund such repurchases;

¡	national, regional and local economic climates;

¡	changes in supply and demand for office and industrial properties;

¡	adverse changes in the real estate markets, including increasing vacancy, decreasing rental revenue and increasing insurance costs;

¡	availability and credit worthiness of prospective tenants;

¡	our ability to maintain rental rates and maximize occupancy;

¡	our ability to identify and secure acquisitions;

¡	our failure to successfully manage growth or operate acquired properties;

¡	our pace of acquisitions and/or dispositions of properties;

¡	risks related to development projects (including construction delay, cost overruns or our inability to obtain necessary permits);

¡	payment of distributions from sources other than cash flows and operating activities;

¡	receiving corporate debt ratings and changes in the general interest rate environment;

¡	availability of capital (debt and equity);

¡	our ability to refinance existing indebtedness or incur additional indebtedness;

¡	failure to comply with our debt covenants;

¡	unanticipated increases in financing and other costs, including a rise in interest rates;

¡	the actual outcome of the resolution of any conflict;

¡	material adverse actions or omissions by any of our joint venture partners;

¡	our ability to operate as a self-managed company;

¡	availability of and ability to retain our executive officers and other qualified personnel;

¡	future terrorist attacks in the United States or abroad;

¡	the ability of our operating partnership to continue to qualify as a partnership for U.S. federal income tax purposes;

¡	our ability to continue to qualify as a REIT for U.S. federal income tax purposes;

¡	foreign currency fluctuations;

¡	changes to accounting principles, policies and guidelines applicable to REITs;

¡	legislative or regulatory changes adversely affecting REITs and the real estate business; and

¡	environmental, regulatory and/or safety requirements.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors included in Chambers Street’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013 and other documents of the Company on file with or furnished to the SEC. Any forward-looking statements made in this Offer to Purchase are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Chambers Street will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Chambers Street or its business or operations. Except as required by law, Chambers Street undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecast by our forward-looking statements.

INTRODUCTION

To the Shareholders of Chambers Street Properties:

Chambers Street Properties (the “Company,” “Chambers Street,” “we” or “us”) invites its shareholders to tender their Common Shares of Beneficial Interest of the Company, par value $0.01 per share (the “Common Shares”), for purchase by us. Upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, constitute the “Offer”), we are offering to purchase up to $125,000,000 in value of Common Shares pursuant to tenders at a price specified by the tendering shareholders of not greater than $10.60 nor less than $10.10 per Common Share, net to the seller in cash, less any applicable withholding taxes and without interest.

The Offer will expire on June 19, 2013, at 5:00 p.m., New York City time, unless the Offer is extended or withdrawn (such date and time, as they may be extended, the “Expiration Date”). To tender your Common Shares you must follow the procedures described in the Offer to Purchase, Letter of Transmittal and the other documents related to the Offer, including choosing the price or prices at which you wish to tender Common Shares.

Promptly after the Expiration Date, assuming the conditions to the Offer have been satisfied or waived, we will determine a single price per Common Share (the “Purchase Price”), which will be not more than $10.60 and not less than $10.10 per Common Share, that we will pay, subject to proration, for Common Shares properly tendered in the Offer and not properly withdrawn, and accepted for payment, taking into account the number of Common Shares tendered pursuant to the Offer and the prices specified by the tendering shareholders. The Purchase Price will be the lowest price per Common Share (in increments of $0.10) of not more than $10.60 and not less than $10.10 per Common Share at which Common Shares have been properly tendered or have been deemed to be tendered in the Offer that will enable us to purchase the maximum number of Common Shares properly tendered in the Offer and not properly withdrawn, having an aggregate purchase price not exceeding $125,000,000 (or such lesser number if less than $125,000,000 in value of Common Shares are properly tendered in the Offer after giving effect to any Common Shares properly withdrawn).

All Common Shares purchased pursuant to the Offer will be purchased at the same Purchase Price regardless of whether the shareholder tendered at a lower price. However, because of the “odd lot” priority and proration provisions described in this Offer to Purchase, all of the Common Shares tendered at or below the Purchase Price may not be purchased if more than the number of Common Shares we seek are properly tendered and not properly withdrawn.

Only Common Shares properly tendered at prices at or below the Purchase Price, and not properly withdrawn, will be eligible to be purchased. Common Shares tendered but not purchased pursuant to the Offer will be returned promptly following the Expiration Date. No fractional shares will be purchased in the Offer. See Sections 3 and 4.

We will not accept Common Shares subject to conditional tenders, such as acceptance of all or none of the Common Shares tendered by any tendering shareholder.

Shareholders must complete, among other items, the section of the Letter of Transmittal relating to the price at which they are tendering Common Shares in order to properly tender Common Shares. See Section 3.

Subject to the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”), we expressly reserve the right, in our sole discretion, at any time and from time to time, (a) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Common Shares, subject to the restriction below, (b) to increase or decrease the value of Common Shares sought in the Offer, (c) to amend the Offer in any respect prior to the Expiration Date, and (d) if any condition specified in Section 6 is not satisfied or waived prior to the Expiration Date, to terminate the Offer and not accept any Common Shares for payment. Notice of any such extension, amendment or termination will be distributed promptly to shareholders in a manner reasonably designed to inform them of such change in compliance with Rule 13e-4(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In the case of an extension of the Offer, such extension will be followed by a press release or other public announcement which will be issued no later than 9:00 a.m., New York City time, on the next business day after the scheduled Expiration Date, in accordance with Rule 13e-4(e) under the Exchange Act. See Sections 1, 3 and 4.

THE OFFER IS NOT CONDITIONED UPON THE RECEIPT OF FINANCING OR ANY MINIMUM NUMBER OF COMMON SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO A NUMBER OF OTHER TERMS AND CONDITIONS. SEE SECTION 6.

ALTHOUGH OUR BOARD OF TRUSTEES HAS AUTHORIZED THE OFFER, NONE OF THE COMPANY, ANY MEMBER OF OUR BOARD OF TRUSTEES, THE DEALER MANAGERS, THE PAYING AGENT, THE DEPOSITARY, THE INFORMATION AGENT (EACH AS DEFINED HEREIN) OR ANY OF THEIR RESPECTIVE AFFILIATES HAS MADE, OR IS MAKING, ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR COMMON SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR COMMON SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR COMMON SHARES, HOW MANY COMMON SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN OR INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISION WITH YOUR TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER.

Upon the terms and subject to the conditions of the Offer, if the number of Common Shares properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date would result in an aggregate purchase price of more than $125,000,000, we will purchase Common Shares:

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First, from all holders of “odd lots” of less than 100 Common Shares who properly tender all of their Common Shares at or below the Purchase Price, and do not properly withdraw them prior to the Expiration Date; and

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Second, from all other shareholders who properly tender Common Shares at or below the Purchase Price, on a pro rata basis, with appropriate adjustments to avoid the purchase of fractional Common Shares, until we have purchased Common Shares resulting in an aggregate purchase price of $125,000,000. See Sections 1, 3 and 4.

Because of the “odd lot” priority and proration provisions described above, we may not purchase all of the Common Shares that you tender even if you tender them at or below the Purchase Price. See Section 1.

The Purchase Price will be paid in cash, less any applicable withholding taxes and without interest, to tendering shareholders for all Common Shares purchased. Tendering shareholders who hold Common Shares registered in their own name and who tender their Common Shares directly to Computershare Trust Company, N.A., the depositary for the Offer (the “Depositary”), will not be obligated to pay brokerage commissions, solicitation fees or, except as set forth in Section 5 hereof, stock transfer taxes on the purchase of Common Shares by us pursuant to the Offer. Shareholders holding Common Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee are urged to consult their broker, dealer, commercial bank, trust company or other nominee to determine whether any charges may apply if shareholders tender Common Shares through such nominees and not directly to the Depositary. See Section 3.

Also, any tendering shareholder or other payee who is a U.S. Holder (as defined in Section 13) and who fails to timely complete, sign and return to the Depositary the IRS Form W-9 included with the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to U.S. federal backup withholding tax on the gross proceeds paid to the U.S. Holder pursuant to the Offer. See Section 3. Also, see Section 13 regarding the material U.S. federal income tax consequences of the Offer.

Holders of restricted Common Shares may not tender such restricted Common Shares in the Offer unless and until such Common Shares have vested. See Sections 3 and 10.

We will pay the reasonable and customary fees and expenses incurred in connection with the Offer by Wells Fargo Securities, LLC and Citigroup Global Markets Inc., the dealer managers for the Offer (the “Dealer Managers”), Computershare Trust Company, N.A., the Depositary and paying agent for the Offer (the “Paying Agent”), and Georgeson Inc., the information agent for the Offer (the “Information Agent”). See Section 15.

Immediately after the listing of the Common Shares on the New York Stock Exchange (“NYSE”) on May 21, 2013, there were 248,949,451 Common Shares issued and outstanding. Assuming the Offer is fully subscribed at the minimum Purchase Price of $10.10 per Common Share, the 12,376,238 Common Shares that we are offering to purchase pursuant to the Offer represents approximately 5.0% of the total number of Common Shares issued and outstanding as of immediately after the listing of the Common Shares on the NYSE on May 21, 2013. Assuming the Offer is fully subscribed at the maximum Purchase Price of $10.60 per Common Share, the 11,792,453 Common Shares that we are offering to purchase pursuant to the Offer represents approximately 4.7% of the total number of Common Shares issued and outstanding as of immediately after the listing of the Common Shares on the NYSE on May 21, 2013. See Section 1.

On May 21, 2013, the Common Shares were listed on the NYSE and began trading under the symbol “CSG.” Because May 21, 2013 was the first day on which the Common Shares were traded on the NYSE, we cannot provide a market price for the Common Shares. Tendering shareholders whose Common Shares are accepted for payment will lose the opportunity to trade such

Common Shares and the chance to participate in any future market upside and future growth of the Company. The trading price of our Common Shares on the NYSE may be higher or lower than the Purchase Price. Shareholders are urged to obtain current market quotations for the Common Shares before deciding whether and at what price or prices to tender their Common Shares. See Section 7.

References in this Offer to Purchase to “dollars” and “$” are to the lawful currency of the United States of America.

The Offer to Purchase and related Letter of Transmittal contain important information, and you should carefully read both in their entirety before you make a decision with respect to the Offer.

THE OFFER

1.	Number of Common Shares; Purchase Price; Proration

General. Upon the terms and subject to the conditions of the Offer, we are offering to purchase up to $125,000,000 in value of Common Shares pursuant to tenders at a price specified by the tendering shareholders of not greater than $10.60 nor less than $10.10 per Common Share, net to the seller in cash, less any applicable withholding taxes and without interest.

The Offer will expire on the Expiration Date. To tender your Common Shares you must follow the procedures described in the Offer to Purchase, Letter of Transmittal and the other documents related to the Offer, including choosing the price or prices at which you wish to tender Common Shares.

Promptly after the Expiration Date, assuming the conditions to the Offer have been satisfied or waived, we will determine a single Purchase Price (which will be not more than $10.60 and not less than $10.10 per Common Share) that we will pay, subject to proration, for Common Shares properly tendered in the Offer and not properly withdrawn, and accepted for payment, taking into account the number of Common Shares tendered pursuant to the Offer and the prices specified by the tendering shareholders. The Purchase Price will be the lowest price (in increments of $0.10) of not more than $10.60 and not less than $10.10 per Common Share at which Common Shares have been tendered in the Offer that will enable us to purchase the maximum number of tendered Common Shares having an aggregate purchase price not exceeding $125,000,000 (or such lesser number if less than $125,000,000 in value of Common Shares are properly tendered in the Offer after giving effect to any Common Shares properly withdrawn).

Only Common Shares properly tendered at prices at or below the Purchase Price, and not properly withdrawn, will be purchased. However, because of the “odd lot” priority and proration provisions of the Offer, all of the Common Shares tendered at or below the Purchase Price will not be purchased if more than $125,000,000 in value of Common Shares are properly tendered and not properly withdrawn. All Common Shares tendered and not purchased in the Offer, including Common Shares tendered at or below the Purchase Price and Common Shares not purchased because of proration, will be returned to the tendering shareholders at our expense promptly following the Expiration Date.

We will not accept Common Shares subject to conditional tenders, such as acceptance of all or none of the Common Shares that are tendered by any tendering shareholder.

If we (i) increase the price that may be paid for the Common Shares above $10.60 per Common Share or decrease the price that may be paid for the Common Shares below $10.10 per Common Share, (ii) increase the maximum number of Common Shares that we may purchase in the Offer by more than 2% of our outstanding Common Shares or (iii) decrease the number of Common Shares that we may purchase in the Offer, then the Offer must remain open for at least 10 business days following the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 14.

Shareholders properly tendering Common Shares at $10.10 per Common Share (the minimum purchase price pursuant to the Offer) can reasonably expect to have at least a portion of such Common Shares purchased at the Purchase Price if any Common Shares are purchased pursuant to the Offer (subject to provisions relating to “odd lot” priority and proration described in this Offer to Purchase).

Common Shares acquired pursuant to the Offer will be acquired by Chambers Street free and clear of all liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom, provided that any dividends or distributions which may be declared, paid, issued, distributed, made or transferred on or in respect of such Common Shares to shareholders of record on or prior to the date on which the Common Shares are accepted for payment pursuant to the Offer shall be for the account of such shareholders.

The Offer is not conditioned upon the receipt of financing or any minimum number of Common Shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 6.

Priority of Purchases. Upon the terms and subject to the conditions of the Offer, if the number of Common Shares properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date would result in an aggregate purchase price of more than $125,000,000:

¡	First, we will purchase all Common Shares tendered by any Odd Lot Holder (as defined below) who:

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properly tenders and does not properly withdraw all Common Shares owned beneficially or of record by the Odd Lot Holder at a price at or below the Purchase Price (tenders of less than all of the Common Shares owned by an Odd Lot Holder will not qualify for this preference); and

¡	completes the section entitled “Odd Lots” in the Letter of Transmittal or an Agent’s Message (as defined below) and, if applicable, in the Notice of Guaranteed Delivery.

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Second, we will purchase all other Common Shares properly tendered and not properly withdrawn, at prices at or below the Purchase Price, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Common Shares, as described below, until we have purchased Common Shares resulting in an aggregate purchase price of $125,000,000.

As a result of the foregoing priorities applicable to the purchase of Common Shares tendered, it is possible that all of the Common Shares that a shareholder tenders in the Offer at or below the Purchase Price may not be purchased. In addition, if a tender is conditioned upon the purchase of a specified number of Common Shares, none of those Common Shares will be purchased.

Odd Lots. The term “Odd Lots” means all Common Shares properly tendered prior to the Expiration Date at prices at or below the Purchase Price and not properly withdrawn by any person who owned, beneficially or of record, a total of fewer than 100 Common Shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery (an “Odd Lot Holder”). To qualify for this preference, an Odd Lot Holder must tender all Common Shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. Odd Lots will be accepted for payment before any proration of the purchase of other tendered Common Shares. This preference is not available to partial tenders or to beneficial or record holders of 100 or more Common Shares in the aggregate, even if these holders have separate accounts representing fewer than 100 Common Shares. By tendering in the Offer, an Odd Lot Holder who holds Common Shares in his or her name and tenders such Common Shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder’s Common Shares. Any Odd Lot Holder wishing to tender all of his, her or its Common Shares pursuant to the Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

Proration. If proration of tendered Common Shares is required, the Paying Agent will determine the proration factor promptly following the Expiration Date. Subject to adjustment to avoid the purchase of fractional Common Shares, proration for each shareholder tendering Common Shares (other than Odd Lot Holders) at or below the Purchase Price will be based on the ratio of the number of Common Shares properly tendered and not properly withdrawn by the shareholder to the total number of Common Shares properly tendered and not properly withdrawn by all shareholders (other than Odd Lot Holders). In the event of proration, the Paying Agent will determine the proration factor and pay for those tendered Common Shares accepted for payment promptly after the Expiration Date. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. After the Expiration Date, shareholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 13, the extent to which a shareholder’s Common Shares are purchased pursuant to the Offer may affect the U.S. federal income tax consequences of the purchase to the shareholder and, therefore, may be relevant to a shareholder’s decision whether to tender Common Shares.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the Common Shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees and similar persons whose names, or the names of whose nominees, appear on Chambers Street’s shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Common Shares.

We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Common Shares, we will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Common Shares in that state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by the Dealer Managers or by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

2.	Purpose of the Offer; Certain Effects of the Offer; Plans or Proposals

Purpose of the Offer

In considering the Offer, the Board of Trustees reviewed, with the assistance of management and outside advisors, the Company’s results of operations, financial position and capital requirements, general business conditions, legal, tax, regulatory, rating agency and contractual constraints or restrictions and other factors the Board of Trustees deemed relevant. Following such review, the Board of Trustees determined that the Offer is a prudent use of the Company’s financial resources given its business profile and assets.

The Company believes that the modified “Dutch auction” tender offer set forth in the Offer to Purchase represents an efficient way to return capital to shareholders who wish to receive cash for all or a portion of their Common Shares. The Offer provides shareholders with an opportunity to obtain liquidity with respect to all or a portion of their Common Shares. The Offer also provides shareholders with an efficient way to sell their Common Shares without incurring most broker’s fees or commissions associated with open market sales. In addition, shareholders who wish to achieve a greater percentage of equity ownership in the Company will be able to do so by not tendering their Common Shares in the Offer. If the Company completes the Offer, shareholders who retain all or a portion of their Common Shares will have a greater percentage ownership in the Company and its future earnings and assets, while also bearing the attendant risks associated with owning Common Shares. Furthermore, Odd Lot Holders who hold Common Shares registered in their names and tender their Common Shares directly to the Depositary and whose Common Shares are purchased in the Offer will avoid any applicable odd lot discounts that might otherwise be payable on sales of their Common Shares.

The purchase of Common Shares pursuant to the Offer will result in a reduction of our shareholders’ equity in an amount equal to the aggregate purchase price of the Common Shares we purchase and a corresponding reduction in total cash and investments. After the Offer is completed, we believe that our capital structure, including the available balance of our $700,000,000 unsecured revolving credit facility and cash flow from operations, will provide us with sufficient liquidity to meet our current operating expenses and other expenses directly associated with our business for the foreseeable future, and in any event for at least the next twelve months. However, actual experience may differ significantly from our expectations. See “Forward-Looking Statements”. In considering the Offer, our management and our Board took into account the expected financial impact of the Offer.

ALTHOUGH OUR BOARD OF TRUSTEES HAS AUTHORIZED THE OFFER, NONE OF THE COMPANY, ANY MEMBER OF OUR BOARD OF TRUSTEES, THE DEALER MANAGERS, THE PAYING AGENT, THE DEPOSITARY, THE INFORMATION AGENT OR ANY OF THEIR RESPECTIVE AFFILIATES MADE, OR IS MAKING, ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR COMMON SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR COMMON SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR COMMON SHARES, HOW MANY COMMON SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN OR INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. YOU ARE URGED TO DISCUSS YOUR DECISION WITH YOUR TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER.

Certain Effects of the Offer

Shareholders who do not tender their Common Shares in the Offer and shareholders who otherwise retain an equity interest in the Company as a result of a partial tender of Common Shares or proration will continue to be owners of the Company. Shareholders who wish to achieve a greater percentage of equity ownership in the Company will be able to do so by not tendering their Common Shares in the Offer. If the Company completes the Offer, shareholders who retain all or a portion of their Common Shares will have a greater percentage ownership in Chambers Street and its future earnings and assets, while also bearing the attendant risks associated with owning Common Shares.

Shareholders may be able to sell non-tendered Common Shares in the future at a net price significantly higher or lower than the Purchase Price pursuant to the Offer. We can give no assurance as to the price at which shareholders may be able to sell Common Shares in the future. On the other hand, Common Shares tendered and accepted for payment and paid for will no longer entitle the former owners to participate in the performance of the Company as evidenced by any Common Share price appreciation (or depreciation) and any payment of dividends and distributions on the Common Shares.

The Offer will reduce our “public float” (the number of Common Shares owned by non-affiliated shareholders and available for trading in the securities markets) and is likely to reduce the number of our shareholders.

None of our trustees, executive officers or, to our knowledge, our affiliates intend to tender any of their Common Shares in the Offer. Therefore, the Offer will increase the proportional holdings of our trustees, executive officers and affiliates. After expiration or termination of the Offer, our trustees and executive officers may, subject to applicable law and applicable policies and practices of the Company, sell their Common Shares from time to time in open market transactions at prices that may be more or less favorable than the Purchase Price to be paid to our shareholders in the Offer.

Based on the published guidelines of the NYSE and the conditions of the Offer, we believe that our purchase of up to $125,000,000 in value of Common Shares pursuant to the Offer will not result in delisting of the remaining Common Shares on the NYSE. The Common Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our shareholders. We believe that our purchase of Common Shares pursuant to the Offer will not result in the deregistration of the Common Shares under the Exchange Act. The Offer is conditioned upon, among other things, our having determined in our reasonable judgment that the consummation of the Offer will not cause the Common Shares to be delisted from the NYSE or to be eligible for deregistration under the Exchange Act. See Section 6.

Common Shares we acquire pursuant to the Offer will be cancelled and will no longer be outstanding. Rule 13e-4 of the Exchange Act prohibits us and our affiliates from purchasing any Common Shares, other than pursuant to the Offer, until at least 10 business days following the Expiration Date.

Plans or Proposals

Our Board of Trustees has declared an amendment and restatement of our Second Amended and Restated Declaration of Trust, as amended (as may be amended or restated, our “declaration of trust”), to be advisable and directed that the proposal to amend and restate our declaration of trust be submitted for consideration at our 2013 annual meeting of shareholders to be held on May 31, 2013. A summary discussion of the proposed changes is set forth in the Proxy Statement (as defined below) and is incorporated herein by reference. A form of Articles of Amendment and Restatement, marked to reflect the changes to our current declaration of trust, is attached to the Proxy Statement and is incorporated herein by reference. On or about that same date, the Board of Trustees intends to make certain related amendments to our Third Amended and Restated Bylaws (as may be amended or restated, our “bylaws”). In addition, our Board of Trustees is currently considering expanding the size of the Board of Trustees.

Except as disclosed or incorporated by reference in this Offer to Purchase, Chambers Street currently has no plans, proposals or negotiations underway that relate to or would result in:

¡	any extraordinary transaction, such as a merger, reorganization or liquidation, involving Chambers Street or any of its subsidiaries;

¡	any purchase, sale or transfer of a material amount of assets of Chambers Street or any of its subsidiaries;

¡	any material change in the present dividend rate or policy or capitalization of Chambers Street;

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any change in the present Board of Trustees or management of Chambers Street, including, but not limited to, any plans or proposals to change the number or the term of trustees or to fill any existing vacancies on the Board of Trustees or to change any material term of the employment contract of any executive officer;

¡	any other material change in Chambers Street’s corporate structure or business;

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any class of equity securities of Chambers Street becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act or, in the case of our Common Shares, ceasing to be authorized for listing on the NYSE;

¡	the suspension of Chambers Street’s obligation to file reports under Section 15(d) of the Exchange Act;

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the acquisition by any person of additional securities of Chambers Street or the disposition by any person of securities of Chambers Street, other than purchases and dispositions related to the vesting of restricted share awards granted to certain employees (including our officers); or

¡	any changes in Chambers Street’s declaration of trust and bylaws or other governing instruments or other actions that could impede the acquisition of control of Chambers Street.

Although we do not currently have any plans, other than as disclosed or incorporated by reference in this Offer to Purchase, that relate to or would result in any of the events discussed above, we reserve the right to change our plans and intentions at any time as we deem appropriate. After completing the Offer, we may consider various forms of share repurchases after taking into account the results of the Offer, our results of operations, financial position and capital requirements, general business conditions, legal, tax, regulatory, rating agency and contractual constraints or restrictions and other factors our Board of Trustees deems relevant. These purchases may be made from time to time at the discretion of our management on the open market or through privately-negotiated transactions, and may be on the same terms or on terms and prices that are more or less favorable to shareholders than the terms of this Offer.

3.	Procedures for Tendering Common Shares

Proper Tenders of Common Shares by Registered Holders. If your Common Shares are registered in your name (i.e., if you are an individual who is the record and beneficial owner of the Common Shares), you may tender your Common Shares in the Offer by delivering (by regular mail, overnight courier or hand delivery) a properly completed and duly executed Letter of Transmittal (or manually signed photocopy of the Letter of Transmittal), together with any required signature guarantees, and any other required documents to the Depositary which must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase before the Expiration Date. Shareholders holding their Common Shares through a broker, dealer, commercial bank, trust company or other nominee must contact their nominee to tender their Common Shares on their behalf.

Proper Tenders of Common Shares by Custodians or DTC Participants. If you are a broker, dealer, commercial bank, trust company or other nominee tendering Common Shares on behalf of your client or an institution participating in DTC, you may tender Common Shares in the Offer by:

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delivering (by regular mail, overnight courier or hand delivery) a properly completed and duly executed Letter of Transmittal (or a manually signed photocopy of the Letter of Transmittal), together with any required signature guarantees, and any other required documents to the Depositary, which must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase before the Expiration Date; or

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tendering the applicable Common Shares electronically through DTC’s Automated Tender Offer Program (“ATOP”) system into the Paying Agent’s account at DTC by book-entry transfer, subject to the terms and procedures of that system, on or prior to the Expiration Date.

Brokers, dealers, commercial banks, trust companies and other nominees and DTC participants are not required to, and should not, submit the written Letter of Transmittal to the Depositary or DTC in connection with any tender submitted through DTC’s ATOP system. DTC participants should submit any documentation required for processing through the ATOP system. If you are tendering Common Shares through ATOP and wish to tender portions of your Common Shares at more than one price, you will need to complete a separate ATOP transfer for each price at which you are tendering your Common Shares.

In accordance with Instruction 4 to the Letter of Transmittal, each shareholder desiring to tender Common Shares in the Offer must check one or more of the boxes in the section of the Letter of Transmittal captioned “Price(s) (in Dollars) per Common Share at Which Common Shares are Being Tendered,” specifying the number of Common Shares that such shareholder wishes to tender at each applicable price. A tender of Common Shares will be proper only if, among other things, at least one of these boxes is checked on the Letter of Transmittal.

Tendering shareholders must indicate the specific price or prices (in increments of $0.10) at which their Common Shares are being tendered by checking the box(es) indicating such price(s) in the section of the Letter of Transmittal captioned “Price(s) (in Dollars) per Common Share at Which Common Shares are Being Tendered” and specifying the number of Common Shares that such shareholder wishes to tender at each applicable price. Tendering shareholders should be aware that this election could mean that none of their Common Shares will be purchased if the Purchase Price is less than the price(s) selected by the shareholder. The same Common Shares cannot be tendered (unless previously properly withdrawn in accordance with the terms of the Offer) more than once or at more than one price. Accordingly, a Letter of Transmittal that purports to tender more Common Shares than you hold will be an invalid tender. A shareholder who has tendered Common Shares at more than one price must complete a separate notice of withdrawal for Common Shares tendered at each price or a combined notice of withdrawal specifying the Common Shares to be withdrawn. However, absent a notice of withdrawal, subsequent Letters of Transmittal do not revoke prior Letters of Transmittal. Shareholders may contact the Depositary for additional instructions.

Shareholders holding Common Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee, must contact their broker, dealer, commercial bank, trust company or other nominee in order to tender their Common Shares. Shareholders who hold Common Shares through nominee shareholders are urged to consult their nominees to determine whether any charges may apply if shareholders tender Common Shares through such nominees and not directly to the Depositary.

Odd Lot Holders must tender all of their Common Shares and also complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to Odd Lot Holders as described in Section 1.

Signature Guarantees and Method of Delivery. No signature guarantee is required if:

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the Letter of Transmittal is signed by the registered holder of the Common Shares tendered and the holder has not completed either the section entitled “Special Delivery Instructions” or the section entitled “Special Payment Instructions” in the Letter of Transmittal; or

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Common Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program, the New York Stock Exchange, Inc.

Medallion Signature Program, the Stock Exchange Medallion Program, or an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 promulgated under the Exchange Act (each of the foregoing constituting an “Eligible Institution”).

In all cases, payment for Common Shares tendered and accepted for payment pursuant to the Offer will be made only after:

¡	a timely confirmation of the book-entry transfer of the Common Shares into the Paying Agent’s account at DTC if Common Shares are tendered through DTC’s ATOP system, as described below, or

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timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal (or a manually signed photocopy of the Letter of Transmittal), including any required signature guarantees, or an Agent’s Message (as defined below), and any other documents required by the Letter of Transmittal, including documents required pursuant to the guaranteed delivery procedures.

The method of delivery of all documents, including the Letter of Transmittal and any other required documents, including delivery through DTC, is at the sole election and risk of the tendering shareholder. Common Shares will be deemed delivered only when actually received by the Depositary (including by book-entry confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

YOU MUST DELIVER THE LETTER OF TRANSMITTAL AND OTHER REQUIRED DOCUMENTS TO THE DEPOSITARY. ANY DOCUMENTS DELIVERED TO US, THE DEALER MANAGERS, THE INFORMATION AGENT, DTC OR ANY OTHER PERSON WILL NOT BE FORWARDED TO THE DEPOSITARY AND WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

Book-Entry Delivery. The Paying Agent will establish an account with respect to the Common Shares for purposes of the Offer at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC’s system may make book-entry delivery of the Common Shares by causing DTC to transfer those Common Shares into the Paying Agent’s account in accordance with DTC’s ATOP system. Although delivery of Common Shares may be effected through a book-entry transfer into the Paying Agent’s account at DTC, either (1) a properly completed and duly executed Letter of Transmittal (or a manually signed photocopy of the Letter of Transmittal), with any required signature guarantees, or an Agent’s Message (as defined below), and any other required documents must, in any case, be transmitted to, and received by, the Depositary at its address set forth on the back cover page of this Offer to Purchase prior to the Expiration Date or (2) the guaranteed delivery procedure described below must be followed if book-entry transfer of the Common Shares cannot be effected prior to the Expiration Date.

The confirmation of a book-entry transfer of Common Shares into the Paying Agent’s account at DTC is referred to in this Offer to Purchase as a “book-entry confirmation.” Delivery of documents to DTC in accordance with DTC’s procedures will not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the participant tendering Common Shares through DTC that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that Chambers Street may enforce such agreement against that participant.

Guaranteed Delivery. If a shareholder desires to tender Common Shares in the Offer and the procedures for book-entry transfer cannot be completed on a timely basis, or if time will not permit delivery of all required documents to the Depositary prior to the Expiration Date, the Common Shares may still be tendered if all of the following conditions are satisfied:

¡	the tender is made by or through an Eligible Institution;

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the Depositary receives by hand, mail or overnight courier, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form Chambers Street has provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery; and

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confirmation of book-entry transfer of the Common Shares into the Paying Agent’s account at DTC if you are tendering through DTC’s ATOP system, or a manually signed photocopy of the Letter of Transmittal, or an Agent’s Message, and any required signature guarantees and other documents required by the Letter of Transmittal, are received by the Depositary within three business days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

Shareholders may contact the Information Agent, the Dealer Managers or their broker for assistance. The contact information for the Information Agent and Dealer Managers is on the back cover page of this Offer to Purchase.

Restricted Shares. Shareholders may not tender restricted Common Shares in the Offer unless and until such Common Shares have vested. If such Common Shares have vested, you may tender some or all of such Common Shares in the Offer. See “—Proper Tender of Common Shares by Registered Holders” and “—Proper Tenders of Common Shares by Custodians or DTC Participants” above.

Return of Unpurchased Common Shares. If any tendered Common Shares are not purchased or are properly withdrawn prior to the Expiration Date, such Common Shares will be returned to the tendering shareholder promptly after the expiration or termination of the Offer or the proper withdrawal of the Common Shares, without expense to the shareholder.

U.S. Federal Backup Withholding Tax. Under the U.S. federal backup withholding tax rules, unless an exemption applies under the applicable law and regulations, a portion of the gross proceeds payable to a tendering shareholder or other payee who is a U.S. Holder (as defined in Section 13) pursuant to the Offer must be withheld and remitted to the Internal Revenue Service (the “IRS”), unless the tendering shareholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Paying Agent (as payor) and certifies under penalties of perjury, among other things, that the number is correct. Therefore, each tendering shareholder that is a U.S. Holder should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid U.S. federal backup withholding tax, unless the shareholder or other payee otherwise establishes to the satisfaction of the Paying Agent that the shareholder or other payee is not subject to such backup withholding tax. If a U.S. Holder does not provide the Paying Agent with the correct taxpayer identification number, the U.S. Holder may be subject to penalties imposed by the IRS. If U.S. federal backup withholding tax results in an overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures.

Certain “exempt recipients” (including, among others, all corporations and certain Non-U.S. Holders (as defined in Section 13)), are not subject to U.S. federal backup withholding tax. In order for a Non-U.S. Holder to qualify as an exempt recipient, that shareholder must submit an IRS Form W-8BEN, W-8IMY (with any required attachments), W-8ECI, or W-8EXP, as applicable (which may be obtained on the IRS website (www.irs.gov)), signed under penalties of perjury, attesting to that shareholder’s exempt status. See Instruction 8 to the Letter of Transmittal.

Information reporting to the IRS may also apply to proceeds from the Offer.

Shareholders are urged to consult with their tax advisors regarding information reporting and possible qualifications for exemption from U.S. federal backup withholding tax and the procedure for obtaining any applicable exemption.

For a more complete discussion of the U.S. federal income tax consequences to tendering shareholders, see Section 13.

Accounting Treatment. The purchase of Common Shares pursuant to the Offer will result in a reduction of our shareholders’ equity in an amount equal to the aggregate purchase price of the Common Shares we purchase and a corresponding reduction in total cash and investments.

Determination of Validity; Rejection of Common Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Common Shares to be accepted, the Purchase Price to be paid for Common Shares to be accepted and the validity, form, eligibility, including time of receipt, and acceptance for payment of any tender of Common Shares will be determined by Chambers Street, in its sole discretion, and such determination will be final and binding on all parties, except as finally determined in a subsequent judicial proceeding if Chambers Street’s determinations are challenged by shareholders. Chambers Street reserves the absolute right to reject any or all tenders of any Common Shares that it determines are not in proper form or the acceptance for payment of or payment for which may, in the opinion of the Company’s counsel, be unlawful. Chambers Street also reserves the absolute right to waive any of the conditions of the Offer on or prior to the Expiration Date with respect to all tendered Common Shares in accordance with applicable law. Chambers Street also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular Common Shares, whether or not Chambers Street waives similar defects or irregularities in the case of any other shareholder. No tender of Common Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by Chambers Street. Chambers Street will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Common Shares. None of Chambers Street, the Dealer Managers, the Depositary, the Paying Agent, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any such notice.

Tendering Shareholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender

Common Shares for such person’s own account unless, at the time of tender and at the end of the proration period or period during which Common Shares are accepted by lot, such person has a “net long position” (i.e., more Common Shares held in long positions than in short positions) in (1) a number of Common Shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such Common Shares for the purpose of tendering to us within the period specified in the Offer or (2) other securities immediately convertible into, exercisable for or exchangeable into a number of Common Shares (“Equivalent Securities”) that are equal to or greater than the number of Common Shares tendered and, upon the acceptance of such tender, will acquire such Common Shares by conversion, exchange, or exercise of such Equivalent Securities and will deliver or cause to be delivered such Common Shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of Common Shares made pursuant to any method of delivery set forth herein will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty to us that (i) such shareholder has a “net long position” in a number of Common Shares or Equivalent Securities at least equal to the Common Shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act and (ii) such tender of Common Shares complies with Rule 14e-4 promulgated under the Exchange Act. Our acceptance for payment of Common Shares tendered in the Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to the conditions of the Offer.

4.	Withdrawal Rights

Common Shares tendered in the Offer may be withdrawn at any time prior to the Expiration Date. In addition, unless Chambers Street has already accepted your tendered Common Shares for payment, you may withdraw your tendered Common Shares at any time at or after 12:01 a.m., New York City time, on July 18, 2013. Except as otherwise provided in this Section 4, tenders of Common Shares pursuant to the Offer are irrevocable.

Withdrawals by Registered Holders. If your Common Shares are registered in your name (i.e., if you are an individual who is the record and beneficial owner of the Common Shares), for a withdrawal to be effective, the Depositary must receive (by regular mail, overnight courier, hand delivery or by a manually signed facsimile transmission), prior to the Expiration Date, a properly completed and duly executed notice of withdrawal at the Depositary’s address set forth on the back cover page of this Offer to Purchase. Any notice of withdrawal must specify the name of the tendering shareholder, the number of Common Shares to be withdrawn and the name of the registered holder of the Common Shares to be withdrawn, if different from the person who tendered the Common Shares. If you tendered your Common Shares using more than one Letter of Transmittal, you may withdraw Common Shares using either separate notices of withdrawal or a combined notice of withdrawal specifying the Common Shares to be withdrawn.

Withdrawals by Custodians and DTC Participants. If you are a broker, dealer, commercial bank, trust company or other nominee tendering Common Shares on behalf of your client or an institution participating in DTC who tendered Common Shares in accordance with DTC’s ATOP system, for a withdrawal to be effective, you must comply with DTC’s procedures for withdrawal of tenders. If you tendered your Common Shares using more than one Letter of Transmittal, you may withdraw Common Shares using either separate notices of withdrawal or a combined notice of withdrawal specifying the Common Shares to be withdrawn. Holders who tendered their Common Shares to the Paying Agent through DTC’s ATOP system should electronically transmit their withdrawal through DTC’s ATOP system, subject to the terms and conditions of that system. Holders transmitting their withdrawal through DTC’s ATOP system must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC.

Determination of Validity of Withdrawals. All questions as to the form and validity, including the time of receipt, of any notice of withdrawal will be determined by us, in our sole discretion and will be final and binding on all parties, except as finally determined in a subsequent judicial proceeding if our determinations are challenged by shareholders. We reserve the absolute right to waive any defect or irregularity in the notice of withdrawal or method of withdrawal of Common Shares by any shareholder, whether or not we waive similar defects or irregularities in the case of any other shareholder. None of Chambers Street, the Dealer Managers, the Depositary, the Paying Agent, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any such notice.

Withdrawals may not be rescinded, and any Common Shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, properly withdrawn Common Shares may be re-tendered prior to the Expiration Date by following one of the procedures described in Section 3.

If we extend the Offer, are delayed in our purchase of Common Shares, or are unable to purchase Common Shares pursuant to the Offer for any reason, then, without prejudice to our rights pursuant to the Offer, the Paying Agent and the Depositary may, subject to applicable law, retain tendered Common Shares on our behalf, and such Common Shares may not be withdrawn, except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4.

Our reservation of the right to delay payment for Common Shares that we have accepted for payment is limited by Rule 13e-4(f)(5) and Rule 14e-1(c) promulgated under the Exchange Act, which require that we must pay the consideration offered or return the Common Shares tendered promptly after termination or withdrawal of the Offer.

5.	Purchase of Common Shares and Payment of Purchase Price

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will (1) determine the Purchase Price we will pay for Common Shares properly tendered and not properly withdrawn prior to the Expiration Date, taking into account the number of Common Shares so tendered and the prices specified by tendering shareholders, and (2) accept for payment and pay an aggregate purchase price of up to $125,000,000 for Common Shares that are properly tendered at prices at or below the Purchase Price and not properly withdrawn prior to the Expiration Date. For purposes of the Offer, we will be deemed to have accepted for payment, subject to the “odd lot” priority and proration provisions of the Offer, Common Shares that are properly tendered at or below the Purchase Price and not properly withdrawn, only when, as and if we give oral or written notice to the Depositary and the Paying Agent of our acceptance of the Common Shares for payment pursuant to the Offer.

In accordance with the rules of the SEC, we may increase the number of Common Shares accepted for payment in the Offer by up to 2% of the outstanding Common Shares without amending or extending the Offer.

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the Purchase Price per Common Share for all of the Common Shares accepted for payment pursuant to the Offer promptly after the Expiration Date. In all cases, payment for Common Shares tendered and accepted for payment pursuant to the Offer will be made promptly, taking into account any time necessary to determine any proration, but only after timely receipt by the Depositary of (1) a book-entry confirmation of the deposit of Common Shares into the Paying Agent’s account at DTC if Common Shares are tendered through DTC’s ATOP system, (2) a properly completed and duly executed Letter of Transmittal (or a manually signed photocopy of the Letter of Transmittal) including any required signature guarantees, or an Agent’s Message and (3) any other required documents, including documents required pursuant to guaranteed delivery procedures.

We will pay for Common Shares purchased pursuant to the Offer by depositing the aggregate purchase price for the Common Shares with the Paying Agent, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.

In the event of proration, the Paying Agent will determine the proration factor and pay for those tendered Common Shares accepted for payment promptly after the Expiration Date. All Common Shares tendered and not purchased, including all Common Shares tendered at prices in excess of the Purchase Price and Common Shares not purchased due to proration, will be credited to the account maintained with DTC by the participant who delivered the Common Shares at our expense promptly after the Expiration Date or termination of the Offer.

Under no circumstances will we pay interest on the Purchase Price, even if there is any delay in making payment. In addition, if certain events occur prior to the Expiration Date, we may not be obligated to purchase Common Shares pursuant to the Offer. See Section 6.

We will pay all stock transfer taxes, if any, payable on the transfer to us of Common Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Common Shares are to be registered in the name of, any person other than the registered holder, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person, will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted to the Paying Agent.

6.	Conditions of the Offer

The Offer is not conditioned upon the receipt of financing or on a minimum number of Common Shares being tendered. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Common Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of or the payment for Common Shares tendered, subject to the rules under the Exchange Act, if at any time prior to the Expiration Date, any of the following events or circumstances shall have occurred (or shall have been reasonably determined by us to have occurred):

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there shall have been instituted, or there shall be pending, or we shall have received notice of any action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency, other tribunal or arbitrator or arbitration panel that directly or indirectly:

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challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the Common Shares pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain damages in respect of the Offer;

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seeks to make the purchase of, or payment for, some or all of the Common Shares pursuant to the Offer illegal or may result in a delay in our ability to accept for payment or pay for some or all of the Common Shares;

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otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, results of operations or prospects of us or any of our subsidiaries or affiliates; or

¡	that otherwise, in our reasonable judgment, could reasonably be expected to adversely affect us or any of our subsidiaries or affiliates or the value of our Common Shares;

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our acceptance for payment, purchase or payment for any Common Shares tendered in the Offer shall violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree or order;

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any action shall have been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, other tribunal, government or governmental agency or other regulatory or administrative authority or body, domestic or foreign, which:

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indicates that any approval, waiver or other action of any such court, other tribunal, agency, authority or body may be required in connection with the Offer or the purchase of Common Shares thereunder and which has not been obtained or taken, as applicable;

¡	is reasonably likely to make the purchase of, or payment for, some or all of the Common Shares pursuant to the Offer illegal or to prohibit, restrict or delay consummation of the Offer;

¡	materially impairs, in our reasonable judgment, the contemplated benefits to us of the Offer;

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seeks to impose limitations on our or our affiliates’ ability to acquire or hold or to exercise full rights of ownership, including, but not limited to, the right to vote their Common Shares on all matters validly presented to our shareholders; or

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otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, results of operations of us or any of our subsidiaries or affiliates;

¡	there shall have occurred any of the following:

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any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market, the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency, authority or body on, or any event that is likely, in our reasonable judgment, to materially adversely affect, the extension of credit by banks or other lending institutions in the United States;

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the commencement or escalation, on or after May 21, 2013, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States or any jurisdiction in which Chambers Street or any of our subsidiaries maintains an office or conducts business;

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any change, condition, event or development or any condition, event or development involving a prospective change, in general political, market, economic, financial or industry conditions in the United States or internationally that, in our reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on the business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations or prospects of Chambers Street and our subsidiaries, taken as a whole, on the value of or trading in the Common Shares, on our ability to consummate the Offer or on the benefits of the Offer to us;

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any change, condition, event or development (including any act of nature or man-made disaster) or any condition, event or development involving a prospective change, in the business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations or prospects of Chambers Street or any of our subsidiaries that, in our reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on Chambers Street and our subsidiaries, taken as a whole, on the value of or trading in the Common Shares, on our ability to consummate the Offer or on the benefits of the Offer to us; or

¡	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

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any decrease or increase of more than 10% in the market price for the Common Shares or in the Dow Jones Industrial Average, New York Stock Exchange Index, NASDAQ Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on May 21, 2013;

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a tender or exchange offer for any or all of the outstanding Common Shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed after May 21, 2013 or we shall have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, acquisition, business combination or other similar transaction;

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we shall have become aware that any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person (1) has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding Common Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right (options for and other rights to acquire Common Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than by virtue of consummation of the Offer or anyone who publicly disclosed such ownership in a filing with the SEC on or before May 21, 2013), (2) who has filed a Schedule 13D or Schedule 13G with the SEC on or before May 21, 2013, has acquired or proposes to acquire, whether through the acquisition of Common Shares, the formation of a group, the grant of any option or right (options for and other rights to acquire Common Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than by virtue of consummation of the Offer), beneficial ownership of an additional 1% or more of the outstanding Common Shares or (3) shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our subsidiaries or any of our or any of our subsidiaries’ assets or securities;

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any approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental or regulatory authority, agency or body or any third party consent or notice, required to be obtained or made in connection with the Offer shall not have been obtained or made on terms and conditions satisfactory to us in our reasonable judgment;

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we shall have determined that the consummation of the Offer and the purchase of the Common Shares pursuant to the Offer is likely, in our reasonable judgment, to cause the Common Shares to be (1) held of record by less than 300 persons, (2) delisted from the NYSE or (3) eligible for deregistration under the Exchange Act; or

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we determine, in our reasonable judgment, that the consummation of the Offer or the purchase of Common Shares from any shareholder could jeopardize our qualification and taxation as a REIT for U.S. federal income tax purposes.

Each of the conditions referred to above is for our sole benefit and may be asserted or waived by us, in whole or in part, at any time and from time to time in our discretion prior to the Expiration Date. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date.

Once the Offer has expired, all of the conditions to the Offer must have been satisfied or waived. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the Expiration Date. Any determination by us concerning the fulfillment or non-fulfillment of the conditions described above will be final and binding on all parties, except as finally determined in a subsequent judicial proceeding if our determination is challenged by shareholders.

7.	Price Range of Common Shares; Dividends

Price Range of Common Shares. On May 21, 2013, the Common Shares were listed and began trading on the NYSE under the symbol “CSG.” Because May 21, 2013 was the first day on which the Common Shares were traded on the NYSE, we cannot provide a market price of the Common Shares. We determined the price range under the Offer based on consultations among our management, our advisors and our Board of Trustees. Based on such consultations, we arrived at the price range of $10.10 to $10.60 per Common Share, which we believe is representative of the per share value of the Common Shares and is a range within which our shareholders might sell their Common Shares to us. The trading price of our Common Shares on the NYSE may be lower or higher than the Purchase Price. Shareholders are urged to obtain current market quotations for the Common Shares before deciding whether and at what price or prices to tender their Common Shares.

Dividends. The following table sets forth the dividends that have been paid and/or declared within the past two years by our Board of Trustees:

Fiscal Quarter	Amount Declared per Common Share
Fiscal Year ending December 31, 2011
First quarter	$0.15
Second quarter	$0.15
Third quarter	$0.15
Fourth quarter	$0.15
Fiscal Year ending December 31, 2012
First quarter	$0.15
Second quarter	$0.15
Third quarter	$0.15
Fourth quarter	$0.15
Fiscal Year ending December 31, 2013
First quarter	$0.15
Second quarter	$0.15
Third quarter	$0.125

Common Shares purchased in the Offer no longer will be eligible for receipt of future dividends or distributions. The Company reserves the right to increase its monthly distributions and pay special distributions in cash or in kind.

On March 28, 2013, our Board of Trustees declared a quarterly distribution of $0.15 per Common Share, to be paid on July 12, 2013 to shareholders of record as of the close of business on June 28, 2013 (the “Second Quarter Dividend”). Our Board of Trustees also has approved a quarterly distribution of $0.125 per Common Share (the “Third Quarter Dividend”), to be paid on October 11, 2013 to all shareholders of record as of September 26, 2013. If tendered Common Shares are purchased before the record dates for the Second Quarter Dividend and the Third Quarter Dividend, tendering shareholders will not receive the Second Quarter Dividend or the Third Quarter Dividend.

8.	Source and Amount of Funds

Chambers Street will fund any purchase of Common Shares pursuant to the Offer, including the related fees and expenses, from borrowings under our existing unsecured revolving credit facility. The Offer is not subject to a financing contingency.

If the Offer is fully subscribed, we expect the aggregate purchase price for the Common Shares in the Offer, together with all related fees and expenses, to be approximately $126,450,000.

9.	Certain Information Concerning the Company

We were formed on March 30, 2004 and commenced operations in July 2004. We were initially formed as CB Richard Ellis Realty Trust and on July 1, 2012, we changed our name to Chambers Street Properties. We are a self-administered and internally managed Maryland REIT led by an experienced management team that is focused on acquiring, owning and operating high-quality industrial and office properties. All of our real estate investments are held directly by, or indirectly through wholly owned subsidiaries of CSP Operating Partnership, LP of which we are the sole general partner. We have elected to be taxed as a REIT for U.S. federal income tax purposes.

As of March 31, 2013, we owned, on a consolidated basis, 99 industrial (primarily warehouse/distribution/logistics) office and retail properties located in 19 U.S. states (Arizona, California, Colorado, Florida, Georgia, Illinois, Kansas, Kentucky, Maryland, Massachusetts, Minnesota, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina, Texas, Utah and Virginia) and in the United Kingdom, encompassing approximately 22,314,000 rentable square feet. Our consolidated properties were approximately 95.90% leased (based upon square feet) as of March 31, 2013. As of March 31, 2013, 72 of our consolidated properties were triple net leased to single tenants—these triple net single-tenant properties encompassed approximately 17,604,000 rentable square feet. In addition, we had ownership interests in five unconsolidated entities that, as of March 31, 2013, owned interests in 32 properties. Excluding those properties owned through our investment in CBRE Strategic Partners Asia, we owned, on an unconsolidated basis, 30 industrial (primarily warehouse/distribution/logistics) office and retail properties located in nine U.S. states (Arizona, Florida, Illinois, Indiana, Missouri, North Carolina, Ohio, Tennessee and Texas) and in the United Kingdom and Europe encompassing approximately 11,748,000 rentable square feet. Our unconsolidated properties were approximately 99.04% leased (based upon square feet) as of March 31, 2013. As of March 31, 2013, 18 of our unconsolidated properties were triple net leased to single tenants—these triple net single-tenant properties encompassed approximately 10,170,000 rentable square feet.

Available Information. We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our trustees and executive officers, their remuneration, incentive compensation granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our shareholders and filed with the SEC. We also have filed an Issuer Tender Offer Statement on Schedule TO (the “Schedule TO”) with the SEC that includes additional information relating to the Offer.

These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The SEC also maintains a website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. You may access the Company’s publicly filed documents at this site, including the Schedule TO and the documents incorporated therein by reference. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330. You may also go to the Shareholder Relations section of Company’s website located at www.chambersstreet.com to access the Schedule TO and related documents.

Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents that have been previously filed with the SEC contain important information about us and we incorporate them by reference:

¡	Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as filed on March 22, 2013;

¡	Definitive Proxy Statement on Schedule 14A, as filed on April 12, 2013 (the “Proxy Statement”);

¡	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013, as filed on May 15, 2013; and

¡	Current Reports on Form 8-K (excluding any information furnished therein), as filed on April 3, 2013, April 29, 2013, May 2, 2013 and May 8, 2013.

Any statement contained in any document incorporated by reference in this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You may request a copy of these filings, at no cost, by writing or telephoning the Information Agent at its address and telephone number set forth below:

480 Washington Blvd., 26th Floor

Jersey City, NJ 07310

(888) 658-3624 (Toll Free) or

via email at ChambersStreet@georgeson.com

Banks and Brokerage Firms please call:

(800) 223-2064

10.	Interests of Trustees, Executive Officers and Affiliates; Transactions and Arrangements Concerning the Common Shares

Common Shares Outstanding. Immediately after the listing of the Common Shares on the NYSE on May 21, 2013, we had 248,949,451 issued and outstanding Common Shares. Because the Purchase Price will be determined after the Expiration Date, the number of Common Shares that will be purchased will not be known until after that time. Assuming the Offer is fully subscribed, the maximum number of Common Shares that will be purchased pursuant to the Offer is 12,376,238, which will occur if the Purchase Price is determined to be $10.10 per Common Share, the minimum Purchase Price pursuant to the Offer. Assuming the Offer is fully subscribed, the minimum number of Common Shares that will be purchased pursuant to the Offer is 11,792,453 which will occur if the Purchase Price is determined to be $10.60 per Common Share, the maximum Purchase Price pursuant to the Offer. The maximum of 12,376,238 Common Shares that the Company is offering to purchase pursuant to the Offer represents approximately 5.0% of the total number of Common Shares issued and outstanding as of immediately after the listing of the Common Shares on the NYSE on May 21, 2013. Assuming the Offer is fully subscribed, the minimum of 11,792,453 Common Shares that the Company is offering to purchase pursuant to the Offer represents approximately 4.7% of the total number of Common Shares issued and outstanding as of immediately after the listing of the Common Shares on the NYSE on May 21, 2013.

Interests of Trustees and Executive Officers. Immediately after the listing of the Common Shares on the NYSE on May 21, 2013, our trustees and executive officers as a group (6 persons) beneficially owned an aggregate of 630,267 Common Shares, representing approximately 0.25% of the total number of outstanding Common Shares. None of our trustees or executive officers intend to tender any of their Common Shares in the Offer. After expiration or termination of the Offer, our trustees and executive officers may, subject to applicable law and applicable policies and practices of the Company, sell their Common Shares from time to time in open market transactions at prices that may be more or less favorable than the Purchase Price to be paid to our shareholders pursuant to the Offer.

The following tables set forth (1) the aggregate number of Common Shares that were beneficially owned (as determined under Rule 13d-3 promulgated under the Exchange Act) by each of our current trustees and named executive officers, and by all trustees and executive officers as a group, as of immediately after the listing of the Common Shares on the NYSE on May 21, 2013, and (2) the aggregate number and percentage of Common Shares that were beneficially owned (as determined under Rule 13d-3 promulgated under the Exchange Act) by each person who owns (to our knowledge and based on the most current Schedule 13Ds and 13Gs filed with the SEC for each such person) more than 5% of the outstanding Common Shares. For purposes of these tables, and in accordance with SEC rules, Common Shares are considered “beneficially owned” if the person directly or indirectly has sole or shared power to vote or direct the voting of the securities or has sole or shared power to divest of or direct the divestment of the securities. A person is also considered to beneficially own Common Shares that he or she has the right to acquire within 60 days after May 21, 2013, in accordance with Rule 13d-3 promulgated under the Exchange Act. Except as indicated, each holder has sole voting and dispositive power over the listed Common Shares.

The business address of each of our trustees and executive officers is c/o Chambers Street Properties, 47 Hulfish Street, Suite 210, Princeton, New Jersey 08542.

Trustees and Executive Officers

Name of Beneficial Owner	Number of Common Shares	Total Beneficial Ownership(%)
Charles E. Black	19,000		*
Jack A. Cuneo(1)	309,245		*
Philip L. Kianka(1)	165,000		*
James M. Orphanides	93,022		*
Martin A. Reid(1)	41,500		*
Louis P. Salvatore	2,500		*

All trustees and named executive officers as a group (6 persons)	630,267		*

*	Represents less than 1.0% of our Common Shares.

(1)

Excludes Common Shares to be awarded to the named executive officers in the event a Liquidity Event (as defined in such executive’s employment agreement) occurs on or prior to July 1, 2014 as follows: Jack A. Cuneo—150,000 Common Shares; Philip L. Kianka—75,000 Common Shares; and Martin A. Reid—75,000 Common Shares. These Common Shares will be fully vested when issued. The listing of the Common Shares on the NYSE constitutes a Liquidity Event. The Company intends to issue these Common Shares to Mr. Cuneo, Mr. Kianka and Mr. Reid after the completion of the Offer and in accordance with applicable law.

To our knowledge, no person beneficially owned more than 5% of the Common Shares as of May 21, 2013.

Share Redemption Program; Dividend Reinvestment Plan. Effective upon the listing of the Common Shares on the NYSE, on May 21, 2013, the Company’s Amended and Restated Share Redemption Program (“SRP”) and Second Amended and Restated Dividend Reinvestment Plan (“DRIP”) terminated.

Recent Securities Transactions. The listing of the Common Shares on the NYSE constitutes a “Liquidity Event” under the employment agreements of Jack A. Cuneo, Philip L. Kianka and Martin A. Reid. The Company intends to issue to such executive officers the following number of Common Shares after the completion of the Offer and in accordance with applicable law: Jack A. Cuneo— 150,000 Common Shares; Philip L. Kianka—75,000 Common Shares; and Martin A. Reid—75,000 Common Shares. Based on our records and on information provided to us by our trustees, executive officers, affiliates and subsidiaries, none of the Company or any of our trustees, executive officers, affiliates or subsidiaries have effected any other transactions involving our Common Shares during the 60 days prior to May 21, 2013.

Share-Based Compensation Plans; Other Interests. The Company terminated the Amended and Restated 2004 Performance Bonus Plan (the “Bonus Plan”) on March 19, 2013. No grants had been made under the Bonus Plan. Except (1) as otherwise described or incorporated by reference in this Offer to Purchase, the Schedule TO or the Proxy Statement, (2) for the share-based compensation plans, which are described in Note 12 to the financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and Note 11 to the financial statements contained in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, which descriptions are incorporated herein by reference, none of the Company nor, to the best of the Company’s knowledge, any of its affiliates, trustees or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer or with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

11.	Effects of the Offer on the Market for Common Shares; Registration under the Exchange Act

The Offer will reduce our “public float” (the number of Common Shares owned by non-affiliated shareholders and available for trading in the securities markets), and is likely to reduce the number of our shareholders. As a result, trading of a relatively small volume of the Common Shares after consummation of the Offer may have a greater impact on trading prices than would be the case prior to consummation of the Offer.

We believe that there will be a sufficient number of Common Shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the Common Shares. Based upon published guidelines of the NYSE, we do not believe that our purchase of Common Shares pursuant to the Offer will cause the remaining outstanding Common Shares to be delisted from the NYSE. The Offer is conditioned upon, among other things, our determination that the consummation of the Offer and the purchase of

Common Shares pursuant to the Offer is not likely, in our reasonable judgment, to cause the Common Shares to be (1) held of record by less than 300 persons, (2) delisted from the NYSE or (3) deregistered under the Exchange Act. See Section 6.

The Common Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our shareholders. We believe that our purchase of Common Shares pursuant to the Offer pursuant to the terms of the Offer will not result in the Common Shares being deregistered under the Exchange Act.

12.	Certain Legal Matters; Regulatory Approvals

We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of Common Shares as contemplated pursuant to the Offer, nor are we aware of any approval or other action by any government or governmental, administrative or regulatory authority, agency or body, domestic, foreign or supranational, that would be required for our acquisition or ownership of Common Shares as contemplated by the Offer. Should any such approval or other action or notice filings be required, we presently contemplate that we will seek that approval or other action and make or cause to be made such notice filings. We cannot predict whether we will be required to delay the acceptance for payment of or payment for Common Shares tendered in the Offer pending the outcome of any such approval or other action. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations pursuant to the Offer to accept for payment and pay for Common Shares are subject to the satisfaction of certain conditions. See Section 6.

13.	Material U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of the Offer to U.S. Holders and Non-U.S. Holders (each as defined below), in each case, whose Common Shares are tendered and accepted for payment pursuant to the Offer. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations promulgated under the Code, published rulings, administrative pronouncements and judicial decisions, any changes to which could affect the tax consequences described in this Offer (possibly on a retroactive basis). This summary assumes that Common Shares held by shareholders as capital assets within the meaning of section 1221 of the Code (generally, property held for investment). It does not address all of the tax consequences that may be relevant to particular shareholders in light of their particular circumstances, or to shareholders subject to special rules, including, without limitation, pass-through entities (including arrangements and entities treated as partnerships, “grantor trusts” and S corporations for U.S. federal income tax purposes) and investors in such entities, certain financial institutions, brokers, dealers or traders in securities or commodities, insurance companies, U.S. expatriates, mutual funds, REITs, cooperatives, trusts and estates, persons who mark-to-market our Common Shares, tax-exempt organizations, persons who are subject to the alternative minimum tax, persons who hold Common Shares as a position in a “straddle” or as part of a “hedging” or “conversion” transaction or other integrated investment, shareholders that have a functional currency other than the U.S. dollar, or persons who acquired their Common Shares upon the exercise of stock options or otherwise as compensation. This summary also does not address any state, local, non-U.S. or other tax consequences of participating in the Offer. This summary assumes that Chambers Street is and will remain a REIT for U.S. federal income tax purposes for its taxable year which includes each exchange of Common Shares pursuant to the Offer.

You are urged to consult your tax advisor as to the particular consequences of your participation in the Offer.

For purposes of this discussion, a “U.S. Holder” is a beneficial holder of Common Shares that, for U.S. federal income tax purposes, is (1) a citizen or individual resident of the United States, (2) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States or any State or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if (x) a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons, within the meaning of section 7701(a)(30) of the Code, have authority to control all of its substantial decisions, or (y) it has a valid election in place to be treated as a U.S. person.

A “Non-U.S. Holder” is a beneficial holder of Common Shares that is not a “pass-through entity” (including a partnership) for U.S. federal income tax purposes and that also is not a U.S. Holder.

U.S. Holders. An exchange of Common Shares for cash by a U.S. Holder pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. The U.S. federal income tax consequences to a U.S. Holder may vary depending upon the U.S. Holder’s particular facts and circumstances. If, as described below, an exchange of Common Shares for cash by a U.S. Holder pursuant to the Offer is treated as a sale or exchange of such Common Shares for U.S. federal income tax purposes, the U.S. Holder will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. Holder’s adjusted tax basis in the Common Shares purchased by Chambers Street. Such gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Common Shares at the time of the exchange exceeds one year. Specific limitations may apply to the deductibility of capital losses by a U.S. Holder. In addition, any loss upon an exchange of Common Shares by a U.S. Holder for cash pursuant to the Offer who has held the shares for six months or less, after applying holding period rules, generally will be treated as a long-term capital loss to the extent of distributions received from Chambers Street that were required to be treated by the U.S. Holder as long-term capital gain.

An exchange of Common Shares for cash by a U.S. Holder pursuant to the Offer will be treated as a sale or exchange for U.S. federal income tax purposes if the exchange (i) is “not essentially equivalent to a dividend” with respect to the U.S. Holder, (ii) is a “substantially disproportionate” redemption with respect to the U.S. Holder, or (iii) is a “complete redemption” of all the shares of Chambers Street owned by the U.S. Holder. In determining whether any of these tests has been met, a U.S. Holder generally must take into account not only Common Shares it actually owns, but also Common Shares it constructively owns as determined under section 318 of the Code (including, without limitation, Common Shares that may be acquired through options that it owns or Common Shares held by certain members of the U.S. Holder’s family).

An exchange of Common Shares for cash by a U.S. Holder pursuant to the Offer will be treated as “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in the U.S. Holder’s stock interest in Chambers Street. Whether such a meaningful reduction of the U.S. Holder’s stock interest in Chambers Street results will depend on the U.S. Holder’s particular facts and circumstances. If, as a result of an exchange of Common Shares for cash pursuant to the Offer, a U.S. Holder whose relative stock interest in Chambers Street is minimal (e.g., less than 1%) and who exercises no control over the corporate affairs of Chambers Street suffers any reduction in its proportionate stock interest in Chambers Street (including any Common Shares constructively owned), the U.S. Holder generally should be regarded as having suffered a meaningful reduction in its stock interest in Chambers Street. U.S. Holders should note, however, that because other holders may exchange a greater percentage of their Chambers Street shares for cash pursuant to the Offer than a particular U.S. Holder, the interest in Chambers Street of a U.S. Holder may increase immediately following the Offer even if both that U.S. Holder exchanges Common Shares for cash pursuant to the Offer and neither it nor any person whose ownership of shares of Chambers Street is attributed to such U.S. Holder pursuant to the constructive ownership rules described above acquires any other shares of Chambers Street.

Satisfaction of the “substantially disproportionate” test or “complete redemption” test is dependent upon satisfaction of the respective objective tests set forth in section 302(b)(2) and section 302(b)(3) of the Code. An exchange of Common Shares for cash by a U.S. Holder pursuant to the Offer will satisfy the “substantially disproportionate” test if (1) the percentage of the outstanding voting shares of Chambers Street actually and constructively owned by the U.S. Holder immediately following the exchange is less than 80% of the percentage of the outstanding voting shares of Chambers Street (including Common Shares and Class B Shares) actually and constructively owned by the U.S. Holder immediately before the exchange, (2) the percentage of the outstanding Common Shares of Chambers Street actually and constructively owned by the U.S. Holder immediately following the exchange is less than 80% of the percentage of the outstanding common shares of Chambers Street actually and constructively owned by the U.S. Holder immediately before the exchange, and (3) immediately following the exchange, the U.S. Holder actually and constructively owns less than 50% of the total combined voting power of all classes of voting shares of Chambers Street.

An exchange of Common Shares for cash by a U.S. Holder pursuant to the Offer generally will result in a “complete redemption” if either (i) all of the Chambers Street shares actually and constructively owned by the U.S. Holder are exchanged for cash pursuant to the Offer or (ii) all of the Chambers Street shares actually owned by the U.S. Holder are exchanged for cash pursuant to the Offer, the U.S. Holder constructively holds Chambers Street shares solely as a result of the constructive ownership rules relating “family attribution,” the U.S. Holder timely and properly waives the attribution of those Chambers Street shares constructively owned by the U.S. Holder in accordance with the procedures described in section 302(c)(2) of the Code and the Treasury Regulations promulgated thereunder, and complies with certain other requirements relating to share ownership in Chambers Street. U.S. Holders desiring to waive such constructive ownership of shares should consult their tax advisors about the applicability of section 302(c)(2) of the Code in their particular circumstances.

U.S. Holders should be aware that an acquisition or disposition of shares (including by persons whose ownership of outstanding shares of Chambers Street is attributed to a U.S. Holder pursuant to the constructive ownership rules described above) as part of a plan that includes the U.S. Holder’s tender of Chambers Street shares pursuant to the Offer should be taken into account in determining whether any of the foregoing tests is satisfied. U.S. Holders are urged to consult their tax advisors with regard to whether acquisitions from or sales to third parties and a tender may be so integrated. U.S. Holders should also be aware that their ability to satisfy any of the foregoing tests may be affected by proration pursuant to the Offer. Therefore, the U.S. Holder can be given no assurance, even if the U.S. Holder tenders all of the U.S. Holder’s shares, that we will purchase a sufficient number of such shares to permit the shareholder to satisfy any of the foregoing tests. The application of section 302 of the Code is complex. U.S. Holders intending to rely on any of the tests described above should consult their tax advisors to determine the application of these rules in their particular circumstances.

If a U.S. Holder’s exchange of Common Shares for cash pursuant to the Offer does not constitute a sale or exchange for U.S. federal income tax purposes, the receipt of cash by such U.S. Holder pursuant to the Offer will be treated as a distribution by Chambers Street to such U.S. Holder, and the U.S. Holder’s adjusted tax basis in the Common Shares exchanged generally will be added to any Common Shares retained by the U.S. Holder. If the exchanging U.S. Holder owns no other shares of Chambers Street, under certain circumstances, such basis may be transferred to a related person, or it may be lost entirely. The distribution will be treated as a dividend to the extent of Chambers Street’s current and accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent that the amount of the distribution exceeds Chambers Street’s current and accumulated earnings and profits, the excess first will be treated as a return of capital that will reduce the U.S. Holder’s adjusted tax basis in its Common Shares, and any remaining portion will be taxable as capital gain. Any distributions that are designated as capital gains dividends will be taxed to U.S. Holders as long-term capital gains, to the extent that they do not exceed the actual net capital gain of Chambers Street for the taxable year; without regard to the period for which the U.S. Holder has held its shares. Any such capital gain will be long-term capital gain if the U.S. Holder’s holding period for the Common Shares at the time of the exchange exceeds one year. Because we are a REIT for U.S. federal income tax purposes, dividend income received by a U.S. Holder will generally be taxed at ordinary income rates of up to 39.6%. Dividend income from us will generally not be eligible for the preferential tax rate on “qualified dividend income” received by U.S. Holders taxed at individual rates from domestic C corporations and certain qualified foreign corporations, except to the extent such dividend income is attributable to dividends received by us from certain non-REIT corporations or to income upon which we have paid corporate income tax. Additionally, dividends received by U.S. Holders who are corporations will not qualify for the dividends received deduction generally available to corporations.

Notwithstanding the foregoing, the IRS has proposed Treasury regulations that would require the basis reduction associated with a redemption or repurchase (such as pursuant to the Offer) that is taxed as a distribution to be applied on a “share-by-share” basis, which could result in taxable income with respect to some Common Shares, even though the U.S. Holder’s aggregate basis for the shares would be sufficient to absorb the entire redemption distribution. In addition, these proposed Treasury regulations would not permit the transfer of basis in the exchanged Common Shares to the remaining Chambers Street shares held (directly or indirectly) by the exchanging U.S. Holder. Instead, the unrecovered basis in such Common Shares would be treated as a deferred loss to be recognized when certain conditions are satisfied. These proposed Treasury regulations would be effective for transactions that occur after the date the regulations are published as final Treasury regulations. There can, however, be no assurance as to whether, when, and in what particular form such proposed Treasury regulations will ultimately be finalized, and whether any such final regulations would apply to an exchange of Common Shares pursuant to the Offer. Accordingly, such proposed Treasury regulations may apply to U.S. Holders exchanging Common Shares pursuant to the Offer.

Contemporaneous acquisitions or dispositions of Common Shares by a U.S. Holder or related parties or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining the tax treatment of the Offer to a U.S. Holder. In addition, we cannot predict whether or the extent to which the Offer will be over-subscribed. If the Offer is over-subscribed, proration of tenders pursuant to the Offer will cause us to accept fewer Common Shares than are tendered. Therefore, a U.S. Holder can be given no assurance that a sufficient number of such U.S. Holder’s Common Shares will be purchased pursuant to the Offer to ensure that such purchase will be treated as a sale or exchange, rather than as a distribution, for U.S. federal income tax purposes pursuant to the rules discussed above.

Non-U.S. Holders. As discussed above, an exchange of Common Shares for cash by a Non-U.S. Holder will either be treated as a sale or exchange (if the tests described above with respect to U.S. Holders are satisfied) or, alternatively, a distribution for U.S. federal income tax purposes. Under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, Non-U.S. Holders could incur tax under either scenario.

If the exchange of Common Shares for cash is treated a sale or exchange, Non-U.S. Holders could incur tax under FIRPTA with respect to gain realized on the exchange of our Common Shares unless (1) we are a “domestically controlled qualified investment entity” or (2) (a) our Common Shares are treated as being “regularly traded” on an “established securities market” (both as defined under applicable Treasury regulations) and (b) the Non-U.S. Holder owned, actually or constructively, 5% or less of our Common Shares (and the class of shares that were converted into Common Shares) at all times during a specified testing period. A “domestically controlled qualified investment entity” includes a REIT in which, at all times during a specified testing period, less than 50% in value of its shares are held directly or indirectly by non-U.S. persons. Although we believe we are a “domestically controlled qualified investment entity,” we cannot provide complete assurance that this test has been and will be met. We expect that, as a result of the listing of our Common Shares on the NYSE, upon the completion of the Offer our Common Shares will be regularly traded on an established securities market but no assurance can be provided in this regard. Even if the exchange of Common Shares by a Non-U.S. Holder for cash pursuant to the Offer is treated as an exchange for U.S. federal income tax purposes that is not taxed under FIRPTA, gain resulting from such exchange will nonetheless be subject to U.S. federal income tax if either: (1) the Non-U.S. Holder’s investment in Common Shares is otherwise effectively connected with a U.S. trade or business conducted by such Non-U.S. Holder, the Non-U.S. Holder will be subject to the same treatment as a U.S. Holder with respect to such gain, or (2) the Non-U.S. Holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States or certain other conditions exist, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

If the gain on exchange of our Common Shares (or a distribution, as discussed below) were taxed under FIRPTA, a Non-U.S. Holder generally would be taxed on that gain in the same manner as a U.S. Holder, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. The Non-U.S. Holder also generally would be required to file a U.S. federal income tax return. As discussed below, for withholding purposes, we will not treat the exchange of Common Shares for cash as a sale or exchange for U.S. federal withholding tax purposes (including for purposes of withholding under FIRPTA).

If the exchange of Common Shares for cash pursuant to the Offer is treated as a distribution with respect to Common Shares and that distribution is not attributable to gain from our sale or exchange of United States real property interests and not designated by us as a capital gain dividend, such distribution will be treated as a dividend that constitutes ordinary income to the extent it is made out of our current or accumulated earnings and profits. Such dividend generally will be subject to withholding of U.S. federal income tax at a 30% rate (or lower rate provided by an applicable income tax treaty), unless such dividend is effectively connected with a U.S. trade or business.

Pursuant to FIRPTA, a distribution on (and not in exchange for) Common Shares that is attributable to gain from our sale or exchange of United States real property interests (whether or not designated as capital gains dividends) generally is not subject to tax under FIRPTA, provided that both the Common Shares are “regularly traded” on an “established securities market located in the United States,” (each as defined by applicable Treasury regulations) and the Non-U.S. Holder has owned not more than 5% of the Common Shares (and the class of shares that were converted into Common Shares) at any time during the one-year period ending on the date of the distribution (in this case, the date of the exchange pursuant to the Offer). In this case, such a distribution generally will be subject to the rules (including withholding rules) relating to ordinary dividends described above. Distributions that are not treated as a sale or exchange for Common Shares, and that we properly designate as capital gain dividends, other than those arising from the disposition of a United States real property interest, generally should not be subject to tax, but would nonetheless be subject to U.S. federal income tax in the two cases described above relating to taxable sales of shares.

As noted above, we expect that, as a result of the listing of our Common Shares on the NYSE, upon the completion of the Offer our Common Shares will be regularly traded on an established securities market in the United States but no assurance can be given in this regard. If our Common Shares are not, at the time of an exchange pursuant to the Offer, regularly traded on an established securities market in the United States, any portion of a distribution on Common Shares that is deemed to be attributable to our sale of United States real property interests will be subject to tax under FIRPTA. In such case, 35% of any portion of the distribution that could be attributable to our sale of United States real property interests must be withheld. A Non-U.S. Holder may receive a credit against its tax liability for the amount withheld. Even if such distributions are not subject to withholding under FIRPTA, however, they may be subject to withholding in the manner described above with respect to ordinary dividends.

A distribution in excess of our current and accumulated earnings and profits generally will not be taxable to a Non-U.S. Holder to the extent that the amount of such distribution does not exceed the Non-U.S. Holder’s adjusted tax basis in our shares, but rather will reduce the Non-U.S. Holder’s adjusted tax basis in such shares. To the extent that such a distribution exceeds a Non-U.S. Holder’s adjusted tax basis in its Common Shares, or such distributions are treated as a sale or exchange of Common Shares, it will give rise to gain from the sale or exchange of such shares.

For withholding purposes, we expect to treat each exchange of Common Shares for cash pursuant to the Offer by a Non-U.S. Holder as being a distribution for U.S. federal income tax purposes (and not an exchange) that is made out of our current or accumulated earnings and profits and that is not attributable to the sale of United States real property interests. As a result, the Depositary generally will withhold an amount of U.S. federal income tax equal to 30% of the gross payments payable to a Non-U.S. Holder, unless the Non-U.S. Holder timely delivers to the Depositary a properly completed and executed Internal Revenue Service Form W-8BEN, W-8IMY (with any required attachments), W-8ECI, or W-8EXP, as applicable, evidencing that such withholding is not required or a reduced rate of withholding (for instance, pursuant to an applicable income tax treaty) is applicable. However, amounts withheld may be refundable if, for instance, it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits and is not otherwise subject to tax under FIRPTA, or that the exchange of Common Shares by such Non-U.S. Holder was treated as an exchange of such Common Shares for U.S. federal income tax purposes (and not as a distribution for U.S. federal income tax purposes), provided that certain conditions are met.

The preceding discussion is not tax advice. You are urged to consult your tax advisor to determine the particular tax consequences to you of the Offer, including the applicability and effect of U.S. federal, state, local, non-U.S. and other tax laws.

14.	Extension of the Offer; Termination; Amendment

Subject to applicable law and any rules and regulations of the SEC, we expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by us to have occurred, to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any Common Shares by giving oral or written notice of such extension to the Depositary and Paying Agent and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment, and not pay for, any Common Shares not theretofore accepted for payment or paid for or, subject to applicable law, postpone payment for Common Shares, if any of the conditions specified in Section 6 are not satisfied or waived prior to the Expiration Date, by giving oral or written notice of such termination or postponement to the Depositary and Paying Agent and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for Common Shares that we have accepted for payment is limited by Rule 13e-4(f)(5) and Rule 14e-1(c) promulgated under the Exchange Act, which require that we must pay the consideration offered or return the Common Shares tendered promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered pursuant to the Offer to shareholders or by decreasing or increasing the aggregate value of Common Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time by public announcement of such amendments. In the case of an extension, the notice of the amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise disseminate any such public announcement other than by issuing a press release.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If:

¡	we increase or decrease the price to be paid for Common Shares; and

¡

the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to shareholders in the manner specified in this Section 14, then the Offer will be extended until the expiration of the period of 10 business days. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

In accordance with the rules of the SEC, we may increase the number of Common Shares accepted for payment in the Offer by up to 2% of the outstanding Common Shares without amending or extending the Offer.

15.	Fees and Expenses

We have retained Wells Fargo Securities, LLC and Citigroup Global Markets Inc. to act as the Dealer Managers in connection with the Offer. In their role as Dealer Managers, Wells Fargo Securities, LLC and Citigroup Global Markets Inc. may contact brokers, dealers and other nominee shareholders and may provide information regarding the Offer to those that they contact or persons, including any institutional shareholders, that contact them. Wells Fargo Securities, LLC and Citigroup Global Markets Inc. will each receive, for these services, a reasonable and customary fee. We also have agreed to reimburse each of Wells Fargo Securities, LLC and Citigroup Global Markets Inc. for reasonable out-of-pocket expenses incurred in connection with the Offer and to indemnify Wells Fargo Securities, LLC and Citigroup Global Markets Inc. against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws. Wells Fargo Securities, LLC and Citigroup Global Markets Inc. have in the past provided, and in the future may provide, capital markets advice to Chambers Street, for which services they have received, and would expect to receive, compensation from us. In the ordinary course of business, including in its trading and brokerage operations and in a fiduciary capacity, Wells Fargo Securities, LLC and Citigroup Global Markets Inc. and their respective affiliates may enter into, exit or hold positions, both long and short, for their own accounts and for those of their customers, in our securities.

We have retained Computershare Trust Company, N.A. to act as the Depositary and Paying Agent in connection with the Offer. In its role as Depositary, it will receive Letters of Transmittal, Notices of Guaranteed Delivery and notices of withdrawal. In its role as Paying Agent, it will be responsible for receiving tenders through the DTC’s ATOP system, determining the Purchase Price and proration factor, if any, and matching payment for all Common Shares purchased by the Company in the Offer. Computershare Trust Company, N.A. will receive reasonable and customary compensation for its services, will be reimbursed by us for reasonable out-of-pocket expenses incurred in connection with the Offer and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We have retained Georgeson Inc. to act as the Information Agent in connection with the Offer. In its role as Information Agent, Georgeson Inc. may contact shareholders by mail, telephone, facsimile, e-mail and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. Georgeson Inc. may also provide information regarding the Offer to those persons, including retail shareholders, that contact it. Georgeson Inc. will receive reasonable and customary compensation for its services, will be reimbursed by us for reasonable out-of-pocket expenses incurred in connection with the Offer and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Managers, the Paying Agent, the Depositary and the Information Agent as described above) for soliciting tenders of Common Shares pursuant to the Offer. Shareholders holding Common Shares through brokers, dealers or other nominee shareholders are urged to consult their brokers, dealers or other nominee shareholders to determine whether transaction costs may apply if shareholders tender Common Shares through the brokers, dealers or other nominee shareholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Common Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent, or the agent of the Dealer Managers, the Paying Agent, the Depositary or the Information Agent for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of Common Shares, except as otherwise provided in Section 5 hereof.

16.	Miscellaneous

We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Common Shares, we will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Common Shares in that state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by the Dealer Managers or by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

Pursuant to Rule 13e-4(c)(2) promulgated under the Exchange Act, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 9 with respect to information concerning Chambers Street.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Common Shares in the Offer or as to the price or prices at which you may choose to tender your Common Shares in the Offer. You should rely only on the information in or incorporated by reference in this Offer to Purchase and the related Letter of Transmittal or in the other documents to which we have referred you. Our delivery of this Offer to Purchase shall not under any circumstances create any implication that the information in this Offer to Purchase is correct as of any time other than the date of this Offer to Purchase or that there have been no changes in the information in or incorporated by reference herein or in the affairs of Chambers Street or any of its subsidiaries since the date hereof. We have not authorized anyone to provide you with information in connection with the Offer other than the information in this Offer to Purchase or the related Letter of Transmittal. If anyone makes any recommendation or gives any information, you must not rely upon that recommendation or information as having been authorized by us, the Dealer Managers, the Paying Agent, the Depositary or the Information Agent.

Chambers Street Properties

May 21, 2013

The Letter of Transmittal and any other required documents should be sent or delivered by each shareholder of the Company or its, his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary and Paying Agent for the Offer is:

By registered, certified, express or first class mail: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940	By overnight courier: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 250 Royall Street Suite V Canton, MA 02021

Facsimile (for withdrawals only): (617) 360-6810

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

If you have any questions regarding the Offer, please contact the Dealer Managers at the addresses or telephone numbers set forth below (institutional shareholders) or the Information Agent at the address or telephone number set forth below (retail shareholders). If you require additional copies of this Offer to Purchase, the Letter of Transmittal or other Offer documents, please contact the Information Agent at the address and telephone number set forth below. The Information Agent will promptly furnish to shareholders additional copies of these materials at the Company’s expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Dealer Managers for the Offer are:

Wells Fargo Securities, LLC

375 Park Avenue

New York, New York 10152

Call: (212) 214-6400

Call Toll Free: (877) 450-7515

and

Citigroup

Citigroup Global Markets Inc.

Special Equity Transactions Group

390 Greenwich Street, 1st Floor

New York, New York 10013

Telephone: (877) 531-8365

The Information Agent for the Offer is:

480 Washington Blvd., 26th Floor

Jersey City, NJ 07310

(888) 658-3624 (Toll Free) or

via email at ChambersStreet@georgeson.com

Banks and Brokerage Firms please call:

(800) 223-2064